UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSDIGM GROUP INCORPORATED

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the annual meeting of stockholders of TransDigm Group Incorporated, a Delaware corporation (the “Company”), will be held at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, on Thursday, March 18, 2021, at 9:00 a.m., Eastern time, for the following purposes:

1.	To elect 11 directors, each to serve a one-year term and until a successor has been duly elected and qualified;

2.	To conduct an advisory vote (“say on pay”) on compensation paid to the Company’s named executive officers;

3.	To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2021; and

4.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on January 27, 2021 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting. Depending on concerns relating to COVID-19, we might hold a Virtual Annual Meeting instead of holding the meeting in person in Cleveland. The Company would publicly announce a determination to hold a Virtual Annual Meeting in a press release available at www.transdigm.com as soon as practicable before the meeting. In that event, the 2021 Annual Meeting of Stockholders would be conducted solely virtually, on the above date and time, via live audio webcast. You or your proxyholder could participate and vote using your 16-digit Control number by visiting www.virtualshareholdermeeting.com/TDG2021, but only if the meeting is not held in person in Cleveland.

Your vote is important. Whether or not you plan to attend the annual meeting, please vote on the Internet, by phone or by completing and returning the enclosed proxy card.

By order of the Board of Directors,

Halle Fine Terrion

Secretary

February 5, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MARCH 18, 2021.

The Proxy Statement and Proxy Card are available at

http://www.transdigm.com/investor-relations/annual-proxy

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 18, 2021

The Company’s Board of Directors is sending you this proxy statement to ask for your vote as a stockholder of TransDigm Group Incorporated (the “Company”) on matters to be voted on at the upcoming annual meeting of stockholders. The meeting will be held at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, on Thursday, March 18, 2021, at 9:00 a.m., Eastern time. The Company is mailing this proxy statement and the accompanying notice of meeting and proxy form, along with the Company’s Annual Report to Stockholders, on or about February 5, 2021.

ABOUT THE MEETING

What is the purpose of the annual meeting of stockholders?

The purpose of the annual meeting of stockholders is to vote on matters outlined in the accompanying notice of meeting, including the election of 11 directors, an advisory vote on executive compensation, and the ratification of the Audit Committee’s selection of the Company’s independent accountants. We are not aware of any other matter that will be presented for your vote at the meeting.

When and where is the meeting?

The meeting will be held at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, on Thursday, March 18, 2021, at 9:00 a.m., Eastern time. For directions to the meeting, call Investor Relations at (216) 706-2945.

Could emerging developments regarding coronavirus affect the Company’s ability to hold an in-person meeting?

We are monitoring the coronavirus situation. If we determine that holding an in-person meeting is inadvisable or in conflict with Federal, state or local executive orders, the Company may decide to instead hold a Virtual Annual Meeting. If we decide to use this format, we will make a public announcement as soon as practicable prior to the meeting. In such event, to attend and participate in the Virtual Annual Meeting, stockholders will need to access the live audio webcast of the meeting. To do so, stockholders of record will need to visit www.virtualshareholdermeeting.com/TDG2021 and use their 16-digit control number provided with this proxy statement to login and beneficial owners will need to follow the instructions provided by the broker, bank or other nominee that holds their shares. Further instructions on how to attend, participate in and vote at the Virtual Annual Meeting will be available at www.virtualshareholdermeeting.com/TDG2021. Please note you will only be able to participate in the meeting using this website if the Company decides to use a virtual annual meeting instead of holding an in-person meeting in Cleveland, Ohio.

Who can attend the meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, so you will need to bring a copy of your brokerage statement reflecting your ownership of shares of common stock as of the record date.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, January 27, 2021, are entitled to receive notice of the meeting and to vote the shares of common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted on. As of the record date, the Company had outstanding 54,688,918 shares of common stock.

How do I vote by proxy?

Whether or not you plan to attend the annual meeting, please vote on the Internet, by phone or by completing and returning the enclosed proxy card.

Voting by Mail. If you are a stockholder of record, you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. If you hold shares in street name, you should complete, sign and date the voting instruction card provided to you by your broker or nominee. The proxy holders will vote your shares in accordance with your directions. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors,” in favor of the proposal to approve the compensation paid to the Company’s named executive officers and in favor of ratification of the selection of Ernst & Young as the Company’s independent accountants. If any other matter is presented, your proxy will vote in accordance with his best judgment. As of the date of this proxy statement, we are not aware of other matters to be acted on at the annual meeting other than those matters described in this proxy statement.

Voting on the Internet or by Telephone. If you are a stockholder of record, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manners if you signed and returned your proxy card by mail. If you are a stockholder of record and you vote on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on March 17, 2021; you should not return your proxy card.

May I revoke my proxy?

If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to the Company at its principal executive offices located at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, or by giving notice to the Company in open meeting. Your presence at the annual meeting, without any further action on your part, will not revoke your previously granted proxy.

What constitutes a quorum?

The presence at the annual meeting, either in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date and entitled to vote will represent a quorum permitting the conduct of business at the meeting. Proxies received by the Company marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What is a “broker non-vote”?

Under NYSE rules, banks, brokerage firms and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares held of record by banks, brokerage firms or other nominees but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, including matters related to executive compensation, elections of directors or authorizing the implementation of any equity compensation plan. A “broker non-vote” occurs on an item when (i) a broker, nominee or intermediary has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the broker, nominee or intermediary with such instructions.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

The 11 nominees receiving the greatest number of votes ‘FOR’ election will be elected as directors. If you do not vote for a particular director nominee, or if you indicate ‘WITHHOLD AUTHORITY’ for a particular nominee on your proxy form, your vote will not count either for or against the nominee. If your shares are held in “street name” by a broker or nominee indicating on a proxy that it does not have authority to vote on this or any other proposal, this will result in a “broker non-vote,” which will not count as a vote for or a vote against any of the nominees.

The approval of executive compensation is an advisory vote; however, the Board of Directors and the Compensation Committee will consider the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal as approval of the compensation paid to the Company’s named executive officers. Broker non-votes will not have a positive or negative effect on the outcome of this proposal. Abstentions will have the same effect as a vote against the proposal.

Although the Audit Committee may select the Company’s independent accountants without stockholder approval, the Audit Committee will consider the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal to be a ratification by the stockholders of the selection of Ernst & Young LLP as the Company’s independent accountants. Abstentions will have the same effect as a vote against the proposal. Ratification of the Audit Committee’s selection of the Company’s independent accountants is a “routine” matter so there should be no broker non-votes.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Company’s Board of Directors. The Company will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, regular employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile or email. In addition, we have retained Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, at an estimated cost of $21,000, plus customary costs and expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares of common stock. The Company’s employees will not receive any additional compensation for their participation in the solicitation.

Where can I find more information regarding the Company and its environmental, social and governance initiatives?

Please see our Stakeholder Report located at www.transdigm.com/investor-relations/corporate-governance.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s amended and restated certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of its Board of Directors. The number of directors is currently fixed at 11. The directors are elected for one-year terms.

Accordingly, at this annual meeting, the terms of all of the directors are expiring. Unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect all of the director nominees. The 11 nominees receiving the most votes will be elected as directors. If elected, each nominee will serve as a director for a one-year term and until his or her successor is duly elected and qualified.

The Board of Directors recommends a vote for the director nominees named below.

The following information is furnished with respect to each director nominee. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies for the election of the nominees named below. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board intends that proxies will be voted for the election of a substitute nominee designated by the Board as recommended by the Nominating & Corporate Governance Committee.

David Barr

Director since 2017

Age 57

Key Qualifications and Expertise:

Through his private equity leadership experience, including as former Managing Director of Warburg Pincus LLC, as well as Co-Head of its Industrial and Business Services Team and member of its Executive Management Group, Mr. Barr brings a private equity philosophy to the Board consistent with the Company’s management approach. Mr. Barr also has extensive public company experience, including prior service on the Company’s board.

Mr. Barr has been a director since October 2017. He also served as a director from 2003 – 2011. He is an independent director and serves on the Nominating & Corporate Governance Committee. Mr. Barr is managing director of Bessemer Investors, a family owned private capital fund. Formerly Mr. Barr served as Managing Director of Warburg Pincus LLC, a private equity fund from 2001 – 2017. Mr. Barr is not currently a director of any other public company. In the last five years, Mr. Barr served as a director of Builders FirstSource, Inc., a Nasdaq listed supplier of building products and services, through December 31, 2020, and of ARAMARK Holdings Corp., an NYSE listed provider of food, facilities and uniform services, through February 2016.

Mervin Dunn

Director since 2007

Age 67

Key Qualifications and Expertise:

As former Chief Executive Officer of Commercial Vehicle Group, Mr. Dunn brings to the Board his extensive acquisition experience and experience with domestic and international management of an engineered product business, as well as his experience being the chief executive officer of a public company, all of which are useful to the Board.

Mr. Dunn is an independent director and serves as Chair of the Nominating & Governance Committee and on the Compensation Committee. Mr. Dunn has been an Operating Advisor of Clearlake Capital Group, a private investment firm, since 2013 and President and Chief Executive Officer of Merv Dunn Management & Consulting, LLC, a private management consulting company, since 2013. Formerly Mr. Dunn was Chief Executive Officer (August 2016 – October 2017) and Co-Chairman of the Board (2013-August 2016) of Futuris Group of Companies Ltd, a privately held automotive supplier.

Mr. Dunn is the retired Chief Executive Officer of Commercial Vehicle Group, Inc., a NASDAQ-listed supplier of systems for the commercial vehicle market, a role he held from 1999 – 2013. Mr. Dunn does not serve on any other public company boards.

Michael Graff

Director since 2003

Age 69

Key Qualifications and Expertise:

Mr. Graff brings to the Board a knowledge of acquisitions and capital market transactions and significant public company board experience, both acquired through his positions with Warburg Pincus. Additionally, with his aerospace industry experience, and his previous management consulting background at McKinsey, Mr. Graff’s industry and management perspective is valuable to the Company.

Mr. Graff is an independent director and serves as Chair of the Compensation Committee. Mr. Graff is a Senior Advisor at Warburg Pincus LLC, a private equity firm. Prior to 2020, he was a Managing Director of Warburg Pincus since 2003. Formerly he was President and Chief Operating Officer of Bombardier Aerospace, an aerospace manufacturer. Mr. Graff does not currently serve on any other public company boards. In the last five years, Mr. Graff served on the boards of Builders FirstSource, Inc., a NASDAQ-listed manufacturer and distributor, through July 2016.

Sean Hennessy

Director since 2006

Age 63

Key Qualifications and Expertise:

As a certified public accountant and former chief financial officer of a public company engaged in manufacturing, Mr. Hennessy’s finance background and public company experience is valuable to the Company and critical for his service on the Company’s Board and as Chair of the Audit Committee.

Mr. Hennessy is an independent director and serves as Chair of the Audit Committee and on the Compensation Committee and Executive Committee. Mr. Hennessy is the retired Senior Vice President, Corporate Planning, Development & Administration of The Sherwin Williams Company, a manufacturer and distributor of coatings and related products, serving in that role from January 2017 – March 2018 in connection with the company’s integration of its Valspar acquisition. Prior to that Mr. Hennessy served as Chief Financial Officer of The Sherwin Williams Company from 2001 – December 2016. He is a certified public accountant. Mr. Hennessy does not serve on any other public company boards.

W. Nicholas Howley

Director since 2003

Age 68

Key Qualifications and Expertise:

As a co-founder of the Company, Mr. Howley brings to the Board an extensive understanding of the Company’s business. As the long-standing President and/or Chief Executive Officer of the Company and TransDigm Inc., Mr. Howley has played an integral role in the Company’s establishment and implementation of its core strategy on an ongoing basis and in its rapid and strategic growth.

Mr. Howley was a co-founder of TransDigm in 1993 and has been Chairman of the Board since 2003. He has been employed as Executive Chairman since April 2018 and served as President and/or Chief Executive Officer of the Company from 2003 – April 2018 and of TransDigm Inc. from 1998 – April 2018. Mr. Howley is not an independent director and does not serve on any committees other than the Executive Committee. Mr. Howley also serves as Chairman of the board of directors of EverArc Holdings Limited, a cash shell company listed on the London Stock Exchange.

Raymond Laubenthal

Director since 2015

Age 59

Key Qualifications and Expertise:

As a retired long-time management employee of the Company, Mr. Laubenthal brings to the Board an intimate knowledge of the Company and industry.

Mr. Laubenthal is an independent director but does not serve on any committees. Mr. Laubenthal is the retired President and Chief Operating Officer of the Company, serving as COO from 2005 through 2014. Formerly Mr. Laubenthal was an employee of TransDigm Inc. or its subsidiaries since its inception in 1993. Mr. Laubenthal does not serve on any other public company boards.

Gary E. McCullough

Director since 2017

Age 62

Key Qualifications and Expertise:

Mr. McCullough brings to the Board public company leadership and public board experience. Mr. McCullough was previously President and Chief Executive Officer and served on the Board of Directors of Career Education Corporation, a publicly traded education services company. In addition to his service on the Board of Directors of Career Education Corporation, Mr. McCullough served on the Board of Directors of The Sherwin Williams Company from 2002—2011, where he served on the Audit Committee during his entire tenure and served as the Audit Committee Chair during 2011. His service on the Board also provides increased diversity that the Board deems important.

Mr. McCullough is an independent director and serves on the Audit Committee and on the Nominating & Governance Committee. Mr. McCullough has been an advisor to Abundant Venture Partners, a venture capital company, and to various other early stage companies since 2012. Formerly Mr. McCullough served as Chief Executive Officer of Advertising Resources, Inc., a private company that provides design and packaging co-manufacturing and logistics for consumer package goods companies from 2014 – 2017. Prior to that Mr. McCullough served as President & Chief Executive Officer of Career Education Corporation, a publicly traded education services company, as well as serving in management positions with increasing responsibility at Ross Products, Abbott Laboratories, Wm. Wrigley Jr. Company and The Procter & Gamble Company. Although Mr. McCullough does not currently serve on any other public company boards, he served as Co-Chair of the Advisory Council for Legacy Acquisition Corporation, a special purpose acquisition company (SPAC) traded on the New York Stock Exchange, until it consummated a business combination in November 2020.

Michele Santana

Director since 2018

Age 50

Key Qualifications and Expertise:

Ms. Santana brings to the Board financial and business expertise as a current chief financial officer. Ms. Santana also brings knowledge to the Board with her prior experience as a chief financial officer of a large public company combined with her significant prior experience as a public accountant at KPMG. Her service on the Board also provides increased diversity that the Board deems important.

Ms. Santana is an independent director and serves on the Audit Committee and Nominating & Governance Committee. Ms.Santana has been Chief Financial Officer of Majestic Steel, a privately held steel company since November 2019. Prior to that Ms. Santana served as Chief Financial Officer of Signet Jewelers, a retail jeweler, from 2014 – 2019. Prior to that Ms. Santana was Senior Vice President and Controller of Signet and previously had 14 years of public accounting experience. Ms. Santana is a certified public accountant. Ms. Santana does not serve on any other public company boards.

Robert Small

Director since 2010

Age 54

Key Qualifications and Expertise:

Mr. Small brings to the Board a knowledge of acquisitions and capital market transactions, based on more than 25 years of experience in the private equity industry, as well as a breadth of board experience. Mr. Small is or has been a director of several of Berkshire’s portfolio companies, including having previously served as director of Hexcel Corporation, a composite materials producer primarily for aerospace applications, which is publicly traded on the NYSE.

Mr. Small is an independent director and serves on the Audit Committee, Compensation Committee and Executive Committee. Mr. Small has been a Managing Director of Berkshire Partners LLC, a private equity investment firm, since 2000 and initially joined the firm in 1992. Since its inception in 2007, Mr. Small has been a Managing Director of Stockbridge Partners LLC, a specialized investment group affiliated with Berkshire focused on marketable securities. Mr. Small does not serve on any other public company boards.

John Staer

Director since 2012

Age 69

Key Qualifications and Expertise:

Through 2013, Mr. Staer was Chief Executive Officer of Satair A/S when it was a public company in Denmark and then as a subsidiary of Airbus. Satair is a distributor of aerospace products, including parts manufactured by subsidiaries of the Company. In addition, Mr. Staer has prior experience as a chief financial officer. Mr. Staer is valuable to the Board because of his industry experience, international experience (including extensively in Europe and the Pacific Rim), mergers and acquisitions experience and finance background and experience as a public company board member.

Mr. Staer is an independent director and serves on the Audit Committee and the Nominating & Governance Committee. Mr. Staer retired as Chief Executive Officer of Satair A/S, a subsidiary of Airbus, and a distributor of aerospace products, including parts manufactured by subsidiaries of the Company, a role he held from 1993 – 2013. Mr. Staer also serves as a non-executive director of EverArc Holdings Limited, a cash shell company listed on the London Stock Exchange. In the last five years, Mr. Staer was formerly a director of Dalhoff Larsen & Horneman A/S, a Danish public company that is supplier of timber and wood products, through April 2017.

Kevin Stein

Director since 2018

Age 54

Key Qualifications and Expertise:

Mr. Stein was added to the Board in connection with his promotion to Chief Executive Officer of the Company. Mr. Stein has extensive manufacturing and aerospace experience.

Mr. Stein is not independent and does not serve on any committees. Mr. Stein has been Chief Executive Officer of the Company since April 2018 and President since January 2017. He also served as Chief Operating Officer from January 2017 – March 2018. Prior to that he was Chief Operating Officer of the Company’s Power and Controls Segment from October 2014 – December 2016. Prior to that Mr. Stein was President of the Structurals Division and Executive Vice President of Precision Cast Parts from January 2009 – October 2014. Mr. Stein does not serve on any other public company boards.

The Board of Directors recommends that the stockholders vote FOR the nominees for election set forth above. Proxies will be voted FOR election of the nominees unless otherwise specified.

The Nominating & Corporate Governance Committee recommends potential director candidates to the Board. In making its recommendations, consistent with the Committee’s charter, the Committee considers independence, as well as diversity, age, strategic and financial skills and experience, in the context of the needs of the Board as a whole. The Committee’s charter requires the selection of prospective Board members with personal and professional integrity who have demonstrated appropriate ability and judgment and whom the Committee believes will be effective, in conjunction with the other Board members, in collectively serving the long-term interests of the Company and its stockholders. There are no other stated criteria for director nominees, and the Committee considers other factors as it deems appropriate in the best interests of the Company and its stockholders. However, the Committee’s charter and the Company’s Corporate Governance Guidelines set forth the Board’s commitment to seek out qualified women and minorities to include in the pool from which Board nominees are chosen.

The Committee identifies nominees by first determining whether current Board members are willing to continue in service. If any Board member does not wish to continue to serve or if the Committee or Board decides not to nominate a member for re-election, then the Committee identifies the desired skills and experience in light of the criteria outlined above. The Committee then establishes potential director candidates from recommendations from the Board, senior management, stockholders and third parties. The Committee may retain a search consultant to supplement potential Board candidates if it deems it advisable.

As reflected on the previous pages, each Board member was chosen to be a director nominee because the Board and Committee believe that he or she demonstrated leadership experience, specific industry or manufacturing experience and experience with capital market transactions. Every director holds or has held executive positions in organizations that have provided him or her with experience in management and leadership development. The Board and the Committee believe that these skills and qualifications, combined with each director’s diverse background and ability to work in a positive and collegial fashion, benefit the Company and its stockholders by creating a strong and effective Board.

The Committee will consider stockholder suggestions concerning qualified candidates for election as directors. To recommend a prospective nominee for the Committee’s consideration, a stockholder must submit the candidate’s name and qualifications to the Company’s Secretary, Halle Fine Terrion, at the following address: TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114. The Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board. However, in determining qualifications for new directors, the Committee will consider potential members’ independence, as well as diversity, age, skill and experience in the context of the Board’s needs.

Stockholders who wish to nominate directors directly for election at an annual meeting should do so in accordance with the procedures in our bylaws. In addition, the bylaws provide proxy access to eligible stockholders. The proxy access bylaw provides that a stockholder, or group of up to 20 stockholders, that owns 3% or more of the Company’s outstanding common stock continuously for at least three years may submit director nominees for the greater of two directors or 20% of the Board seats provided that the stockholder and nominees satisfy the requirements specified in our bylaws. See “STOCKHOLDER PROPOSALS FOR 2022 MEETING” for more information about the procedures for direct nominations and proxy access.

OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

Director Compensation

Messrs. Howley and Stein, the only directors who are also employees of the Company, do not receive any director fees.

Compensation for non-employee directors for 2020 was as follows:

•

An annual retainer fee of $75,000, with such fee being paid, at the option of each director, either in cash or shares of the Company’s common stock, paid semi-annually in arrears (typically in March and September). Notwithstanding the foregoing, because of the COVID-19 pandemic and the impact on the Company as a result thereof, the directors voluntarily agreed to forego the March payment of their retainer. No additional Board or committee meeting fees were paid.

•

An additional retainer of $15,000 to the chairman of the Audit Committee, paid semi-annually in arrears. Notwithstanding the foregoing, because of the COVID-19 pandemic and the impact on the Company as a result thereof, Mr. Hennessy, the chairman of the Audit Committee, voluntarily agreed to forego the March 2020 payment of his additional retainer.

•

An additional retainer of $5,000 to the chairmen of the Compensation and Nominating & Governance Committees, paid semi-annually in arrears. Notwithstanding the foregoing, because of the COVID-19 pandemic and the impact on the Company as a result thereof, Messrs. Graff and Dunn, chairmen of the Compensation and Nominating & Governance Committees, respectively, voluntarily agreed to forego the March payment of their 2020 retainers.

In addition, every two years, the Company makes a grant of stock options to each outside director. In 2020, the grant was valued at $400,000 on a Black Scholes basis and covered compensation for two fiscal years, granted on the same terms and conditions as those granted to Company employees, including vesting over five years. In fiscal 2020, all the outside directors received such a grant for compensation in fiscal 2020 and 2021. The terms of the options are discussed in greater detail under “Executive Compensation – Equity Based Incentives –Options.” Non-employee directors must maintain equity in the Company (i.e., stock or vested in-the-money options) equal to at least $250,000 (with a grace period to reach such limit). The following table sets forth the compensation paid to the Company’s non-employee directors during fiscal 2020.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (1)	Option Awards ($)	All Other Compensation ($) (2)	Total ($)
David Barr	160	37,340	447,591	139,350	624,441
Mervin Dunn	2,660	37,340	447,591	458,990	946,581
Michael S. Graff	2,660	37,340	447,591	211,730	699,321
Sean P. Hennessy	45,000	—	447,591	458,990	951,581
Raymond Laubenthal	160	37,340	447,591	139,350	624,441
Gary McCullough	160	37,340	447,591	139,350	624,441
Michele Santana	160	37,340	447,591	74,305	559,396
Robert J. Small	160	37,340	447,591	637,740	1,122,831
John Staer	37,500	—	447,591	429,740	914,831

(1)

Messrs. Barr, Dunn, Graff, Laubenthal, McCullough and Small and Ms. Santana elected to receive all of their semi-annual board retainer fees as stock. The shares were issued based on a value established on October 15, 2020, on which date the last closing price of the common stock on the New York Stock Exchange was $491.32. All of the directors forfeited their March semi-annual board retainer.

(2)	Represents amounts paid under the Company’s dividend equivalent plans described on pages 31-32 for dividends declared prior to the COVID-19 pandemic.

Board Committees and Meetings

Board Meetings

The Board held seven meetings in fiscal 2020. Each current director attended more than 75% of the aggregate number of meetings of the Board and committees on which he or she served in fiscal 2020. Mr. Dries attended less than 75% of the meetings of the Board and committees on which he served due to health reasons, which resulted in his resignation in June 2020. The Board does not hold a meeting on the date of the Company’s annual stockholder meeting and the Company has not established a policy regarding director attendance at the stockholder meeting. Two directors attended the 2020 annual stockholder meeting. After each meeting of the Board, non-management and independent directors meet independently of the CEO and Chairman and independent directors meet independently. In fiscal 2020, non-management directors and independent directors met in executive session after each regularly scheduled Board meeting.

Board Committees

The Board of Directors has an Executive Committee, a Nominating & Corporate Governance Committee, an Audit Committee and a Compensation Committee. The members of the committees are as follows:

Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Executive Committee

Sean Hennessy, Chair	Michael Graff, Chair	Mervin Dunn, Chair	W. Nicholas Howley, Chair
Gary E. McCullough	Mervin Dunn	David Barr	Sean Hennessy
Michele Santana	Sean Hennessy	Gary E. McCullough	Robert Small
Robert Small	Robert Small	Michele Santana
John Staer		John Staer

William Dries was also a member of the Audit Committee and the Nominating & Corporate Governance Committee until his resignation in June 2020. Details regarding the responsibilities and meetings of the Nominating & Corporate Governance, Audit and Compensation Committees are set forth below.

NOMINATING & CORPORATE GOVERNANCE COMMITTEE	AUDIT COMMITTEE	COMPENSATION COMMITTEE

Committee Responsibilities:

The Committee:

•  oversees & assists the Board in identifying & recommending nominees for election as directors;

•  recommends to the Board qualifications for committee membership, structure & operation;

•  recommends to the Board directors to serve on each committee;

Committee Responsibilities:

The Committee:

•  oversees issues regarding accounting & financial reporting processes & audits of the Company’s financial statements.

•  assists the Board in monitoring the integrity of the Company’s financial statements, compliance with legal & regulatory requirements, independent auditor’s qualifications & independence, & the performance of

Committee Responsibilities:

The Committee:

•  discharges the Board’s responsibilities relating to compensation of Company executives;

•  oversees the Company’s compensation & employee benefit plans and practices;

NOMINATING & CORPORATE GOVERNANCE COMMITTEE	AUDIT COMMITTEE	COMPENSATION COMMITTEE

•  develops & recommends to the Board corporate governance policies & procedures;

•  provides oversight with respect to corporate governance & ethical conduct;

•  leads the Board in its annual performance review;

•  oversees the Company’s succession planning;

•  oversees the Company’s environmental, social and governance initiatives.

the Company’s internal audit function & independent auditors;

•  assumes direct responsibility for the appointment, compensation, retention & oversight of the work of the Company’s independent auditors;

•  provides a venue for consideration of matters relating to audit issues.

•  has sole discretion concerning administration of the Company’s stock option plans, including selection of individuals to receive awards, types of awards, the terms & conditions of the awards & the time at which awards will be granted, other than awards to directors, which are approved by the full Board.

Committee Independence: Each Committee member is independent under NYSE listing standards	Committee Independence: Each Committee member is independent under NYSE listing standards and as such term is defined in Rule 10A-3(b)(1).

Committee Independence:

Each Committee member is independent under NYSE listing standards, a “non-employee director” as defined in Section 16(b) of the Securities Exchange Act of 1934. In determining independence, the Board affirmatively determined that none of the Committee members has a relationship with the Company that is material to his ability to be independent from management in connection with his duties on the Committee.

Number of meetings in FY20: 4	Number of meetings in FY20: 8	Number of meetings in FY20: 7

The Executive Committee possesses the power of the Board of Directors during intervals between Board meetings. The Executive Committee held no formal meetings during fiscal 2020.

Copies of the charters for the Nominating & Corporate Governance Committee, Audit Committee and Compensation Committee are posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and are available to any stockholder in writing upon request to the Company.

Communication with Board of Directors

Any stockholder or other interested party who desires to communicate with any of the members of the Board of Directors may do so electronically by sending an email to ir@transdigm.com. Alternatively, an individual may communicate with the members of the Board by writing to the Company, c/o Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114. Communications may be addressed to an individual director, a Board committee, the independent directors or the full Board of Directors. Communications received by Investor Relations will be distributed to the appropriate directors. Solicitations for the sale of merchandise, publications or services of any kind will not be forwarded to the directors.

Integrity

For more information regarding the Company and its environmental, social and governance initiatives, including its focus on ethics, please see our Stakeholder Report located at www.transdigm.com/investor-relations/corporate-governance.

Codes of Ethics & Whistleblower Policy

We are committed to integrity and ethical behavior and have adopted a Code of Ethics for Senior Financial Officers, a Code of Business Conduct and Ethics and a Whistleblower Policy. Each of these documents is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Code of Business Conduct and Ethics. We have a Code of Business Conduct and Ethics that reflects the Company’s commitment to honesty, integrity and the ethical behavior of Company employees, officers and directors. The Code of Ethics governs the actions, interactions and working relationships of Company employees, officers and directors with customers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has contact. The Code of Ethics sets forth the expectation that employees, officers and directors will conduct business legally and addresses conflict of interest situations, international trade compliance, protection and use of Company assets, corporate opportunities, fair dealing, confidentiality, human rights and reporting of illegal or unethical behavior. The Code of Ethics expressly prohibits paying, offering, accepting or soliciting bribes in any form, directly or indirectly. Only the Board or the Nominating & Corporate Governance Committee may waive a provision of the Code of Ethics with respect to an executive officer or director. Any such waiver will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. There were no such waivers in 2020.

Code of Ethics for Senior Financial Officers. We have a Code of Ethics for Senior Financial Officers that applies to the chief executive officer, chief operating officer, chief financial officer, chief accounting officer, division presidents, controllers, treasurer and director of internal audit (collectively, “Senior Financial Officers”). This code requires Senior Financial Officers to: act with honesty and integrity; endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the SEC and other public filings or communications made by the Company; endeavor to comply with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies; not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised; not use for personal advantage confidential information acquired in the course of their employment; proactively promote ethical behavior among peers and subordinates in the workplace; and promptly report any violation or suspected violation of the code to the Audit Committee. Only the Audit Committee or the Board may waive a provision of the code with respect to a Senior Financial Officer. Any such waiver, or any amendment to the code, will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. There were no such waivers or amendments in 2020.

Whistleblower Policy. We encourage employees to disclose alleged wrongdoing that may adversely impact the Company, its customers or stockholders, fellow employees or the public, without fear of retaliation. Our Code of Ethics and Whistleblower Policy set forth procedures for reporting alleged financial and non-financial wrongdoing on a confidential and anonymous basis, a process for investigating reported acts of alleged wrongdoing and a policy of non-retaliation. Reports may be made directly to a supervisor, human resources, operating unit management, executive management, the Chief Financial Officer or Chief Compliance Officer, Audit Committee or Convercent, a third-party service retained on behalf of the Audit Committee. The Audit Committee chair receives notices of complaints and oversees investigation of complaints of financial wrongdoing.

We continually assess our ethics program, including training opportunities, and modify as appropriate.

Our managers and supervisors play an important role in reinforcing our policies and commitment to ethics by setting the example of ethical conduct and providing employees with continuous training, education and resources that support the policies. Employees are encouraged to communicate concerns and contact the identified ethics resource contacts.

Governance

For more information regarding the Company and its environmental, social and governance initiatives, including its commitment to diversity and the Board’s oversight of risk, please see our Stakeholder Report located at www.transdigm.com/investor-relations/corporate-governance.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which guide it in the performance of its responsibilities to serve the best interests of the Company and its stockholders. A copy of the Corporate Governance Guidelines is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company. The Board reviews the Corporate Governance Guidelines periodically.

Board Composition

Eighteen percent of our Board members are diverse, with one woman and one minority. Five of our directors have been serving under 5 years, two have served 5-10 years and four have been serving over 10 years.    We do not have term limits for our Board.    Six of our directors are between ages 50-59 and five of our directors are between ages 60-69. Pursuant to the Company’s Corporate Governance Guidelines, a director is generally required to retire when he or she reaches age 75 or at the annual meeting following his or her 75th birthday. On the recommendation of the Nominating & Corporate Governance Committee, the Board may waive this requirement as to any director if it deems a waiver to be in the best interest of the Company.

Independence of Directors

Currently, all of the directors, other than Messrs. Howley and Stein, are “independent directors” within the meaning of the NYSE’s listing standards. In determining Mr. Laubenthal’s independence, the Board considered his former employment with the Company, which ended more than five years ago. We do not have separate criteria for determining independence, different from the NYSE listing standards. The Board of Directors reviews periodically the relationships that each director or nominee has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Those directors or nominees whom the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) that would preclude independence as specified in the listing standards of the NYSE will be considered independent.

Board Leadership Structure

The Board leadership structure is comprised of an Executive Chair who was formerly Chief Executive Officer. The Board believes that having an Executive Chairman who is a longstanding employee and leader of the Company is appropriate for the Company because it ensures that the Board focuses on important strategic objectives and understands the practical challenges facing the Company. This is part of the Company’s clearly defined Chief Executive Officer transition and is balanced by the independence of the other directors and the role of the presiding director described below.

The Board uses a presiding director, who is an independent director that leads regularly scheduled executive sessions of the non-management and independent directors. The Board designates the presiding director at each meeting on a rotating basis. The Board has discussed other structures but believes that given the quality of communication between the Executive Chair and the Board, the Board’s opportunity to interact directly with management, and the quality of robust discussion at the Board level, the current structure is appropriate for the Company.

Board Self-Evaluation

The Board and each of the Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee conduct a self-evaluation annually.

Board’s Role in Risk Management Oversight

The Board oversees the process of risk management. Management regularly communicates with the Board regarding the Company’s risk exposure and its efforts to monitor and mitigate such risks. Specifically, in addition to regular reporting to the Board regarding the Company’s litigation, compliance, acquisitions and known risks, the Company’s executive officers meet annually to discuss the material risks facing the Company and ways to mitigate those risks and then provides a summary of its findings to the Board and the Board reviews and discusses such risks at a regularly scheduled Board meeting. In addition, the Nominating & Corporate Governance Committee has oversight over the Company’s environmental, social and governance initiatives, including environmental risks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Company common stock as of January 22, 2021 with respect to each person known to be a beneficial owner of more than five percent of the outstanding common stock.

Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership	Percentage of Class (5)
Capital International Investors(1) 11100 Santa Monica Boulevard, 16th Floor Los Angeles, CA 90071	5,717,098	10.45%
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	5,530,502	10.11%
BlackRock Inc.(3) 55 East 52nd Street New York, NY 10055	3,639,957	6.66%
Principal Financial Group Inc. (4) 711 High Street Des Moines, IA 50392	3,145,289	5.75%

(1)

Information obtained from a Schedule 13G/A filed by Capital International Investors, a division of Capital Research and Management Company, on February 14, 2020 and a Form 13F-HR filed November 13, 2020 reporting holdings as of September 30, 2020. Capital International Investors has sole voting power over 5,715,968 shares.

(2)

Information obtained from a Schedule 13G/A filed by The Vanguard Group on February 12, 2020 and a Form 13F-HR filed November 16, 2020 on behalf of Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. reporting holdings as of September 30, 2020. Vanguard Group, Inc. has sole voting power over 0 shares and shared voting power over 86,699 shares.

(3)

Information obtained from a Schedule 13G/A filed by BlackRock Inc. on February 6, 2020 on behalf of BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd. and a Form 13F-HR filed November 6, 2020 reporting holdings as of September 30, 2020. BlackRock has sole voting power over 3,215,074 shares.

(4)	Information obtained from a Form 13F-HR filed November 6, 2020 by Principal Financial Group Inc. reporting holdings as of September 30, 2020.

(5)	Percentage of ownership is based on 54,688,918 shares of common stock of the Company outstanding as of January 22, 2021.

The following table sets forth information regarding the beneficial ownership of Company common stock as of January 22, 2021 with respect to each director and named executive officer of the Company and all directors and executive officers as a group. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. None of the shares held by directors or executive officers are pledged. The address for each individual listed below is c/o TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114.

	Amount and Nature of Beneficially Ownership(1)
Beneficial Owner	Shares	Shares Subject to Options Currently Exercisable or Exercisable within 60 Days	Total Number of Shares	Percentage of Class

David Barr	31,664	3,420	35,084	*

Mervin Dunn	1,583	11,548	13,131	*

Michael Graff(2)	22,837	3,940	26,777	*

Sean P. Hennessy	33,814	11,548	45,362	*

W. Nicholas Howley(3)	26,735	1,051,580	1,078,315	1.97%

Raymond F. Laubenthal(4)	266,551	3,420	269,971	*

Gary E. McCullough	673	3,420	4,093	*

Michele Santana	282	1,750	2,032	*

Robert J. Small(5)	2,677,292	11,548	2,688,840	4.92%

John Staer	91	7,070	7,161	*

Kevin Stein(6)	8,158	302,200	310,358	*

Michael Lisman	1,459	56,060	57,519	*

Robert Henderson(7)	25,000	245,199	270,199	*

Jorge Valladares(8)	11,000	141,900	152,900	*

All directors and executive officers as a group (16 persons)(9)	3,108,635	1,886,083	4,994,718	9.13%
*	Less than 1%
(1)

Includes shares of which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3 under the Securities Exchange Act, as amended (the “Exchange Act”), within 60 days of January 22, 2021. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes the shares underlying options held by such persons that are exercisable within 60 days of January 22, 2021, but excludes shares underlying options held by any other person. Percentage of ownership is based on 54,688,918 shares of common stock of the Company outstanding as of January 22, 2021.

(2)

Includes 4,000 shares held by Mr. Graff as the trustee of certain trusts created for the benefit of his children, 13,096 shares held by a trustee of a trust created by Mr. Graff’s wife for the benefit of their children and 1,200 shares held directly by Mr. Graff’s wife.

(3)	Includes 8,262 shares held by Mr. Howley as trustee of a charitable foundation and options to purchase 577,119 shares that are held by Mr. Howley as trustee of a trust for the benefit of his family.

(4)

Includes 48,897 shares held in trust for the benefit of Mr. Laubenthal’s children. Mr. Laubenthal does not have any direct voting or dispositive power over the trust or economic interest therein and therefore, disclaims beneficial ownership.

(5)

Includes 2,575,967 shares held by entities related to Berkshire Partners LLC. Mr. Small disclaims beneficial ownership of all shares owned or controlled by the Berkshire entities except to the extent of any pecuniary interest therein. Also includes 78,074 shares held by Mr. Small as trustee over which he has voting power but does not have any economic interest.

(6)	Includes 1,347 shares held in trust for the benefit of Mr. Stein’s family.

(7)	Includes options to purchase 241,712 shares that are held in trust for the benefit of Mr. Henderson’s family.

(8)	Includes options to purchase 12,600 shares that are held in trust for the benefit of Mr. Valladares’ children.

(9)

Includes shares subject to options exercisable within 60 days of January 22, 2021. Includes (i) 3,382 shares held by Mr. Graff as trustee, 13,096 held by a trustee of a trust created by Mr. Graff’s wife and 1,200 shares held by Mr. Graff’s wife (see footnote (2)), (ii) options to purchase 847,789 shares held by Mr. Howley as trustee (see footnote (3)), (iii) 48,897 shares held in trust for the benefit of Mr. Laubenthal’s children (see footnote (4)), (iv) 2,575,967 shares held by entities related to Berkshire Partners LLC and 78,074 shares held by Mr. Small as trustee (see footnote (5)), (v) 1,347 shares held in trust for the benefit of Mr. Stein’s family (see footnote (6)), (vi) options to purchase 241,712 shares that are held in trust for the benefit of Mr. Henderson’s family (see footnote (7)), (vii) options to purchase 12,600 shares held in trust for the benefit of Mr. Valladares’ children (see footnote (8)), (vi) 8 shares held by Halle Terrion as custodian for her children or by her children directly, and (vii) 10 shares held by Sarah Wynne’s husband.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors reviews and must approve all related party transactions. Proposed transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are submitted to the full Board for consideration. The relationship of the parties and the terms of the proposed transaction are reviewed and discussed by the Board and the Board may approve or disapprove the Company entering into the transaction. All related party transactions, whether or not those transactions must be disclosed under Regulation S-K Item 404, are approved by the Board pursuant to the policy.

EXECUTIVE COMPENSATION

Executive Compensation Discussion and Analysis

Introduction

The following discussion describes and analyzes TransDigm’s compensation program for its executive officers. For fiscal 2020, our named executive officers are:

•	Kevin Stein, President and Chief Executive Officer
•	W. Nicholas Howley, Executive Chairman
•	Michael Lisman, Chief Financial Officer
•	Robert Henderson, Vice Chairman
•	Jorge Valladares, Chief Operating Officer

Executive Compensation Philosophy — Overview and Key Take-Aways

As our investors are well aware, TransDigm’s guiding mission is unique amongst public companies in that our company goal is to provide the liquidity of a public company with private equity-like returns. By extension, our executive compensation program is designed with this private equity philosophy in mind and thus has the primary goal of closely aligning the interests of executives and other key employees with those of stockholders.

The Compensation Committee applies this philosophy with a focus on designing a competitive total compensation package that enables the Company to attract and retain qualified executives and senior management based on their responsibilities and the Company’s performance. The Committee is mindful that much of the competitive talent pool is in the private markets where ownership principles are heavily ingrained in the leadership team and reflected in compensation programs. As a result, management’s salaries are below peer medians, but there is considerable upside potential if the Company delivers superior or private equity-like performance.

To ensure that management interests are completely aligned with those of stockholders, the key tenets of the Company’s executive compensation program are:

✓    Performance-based incentives

✓    Robust performance conditions

✓     Ownership policies that encourage long-term stock retention

✓     Dividend equivalent rights to “make-whole” executives who hold vested performance options

✓     Limited fixed cash compensation (i.e., salary and annual incentive)

Performance-based Incentives

Critical to maintaining the link between management and stockholders is our executive compensation program. The performance-based incentives underscore the link between executive pay and Company performance. Our Executive Chairman and Vice Chairman receive all but $7,000 and $10,000 (for healthcare and related taxes), respectively, in performance options – effectively 100% of their compensation is performance-based. Multi-year performance periods with robust performance hurdles ensure execution of initiatives that create long-term value.

Historically both annual and long-term incentives have been tied to Company performance against Annual Operating Performance (“AOP”) growth each year, with minimum vesting for long-term incentives at 10% growth and maximum vesting at 17.5% growth. Historically short-term incentives incorporated both AOP and EBITDA (as defined in the Company’s credit agreement), weighting each factor 50%.

Because of the significant and unpredictable impact of the COVID-19 pandemic on the Company’s performance both in 2020 and anticipated in 2021, the Company has temporarily revised its approach to incentives. As discussed in more detail below, because of the unprecedented disruption to the aviation industry by the COVID-19 pandemic, the Company’s rapid response thereto and the potential disproportionate and unjust impact the market disruption would have on half (but not all) of the Company’s option holders, the Committee decided to vest options that were granted in 2020 and scheduled to vest in 2020 notwithstanding that the AOP targets were not met. In addition, the Committee modified the performance criteria for options granted in 2020 and in 2021 for vesting in 2021 to still be based on performance but to be based in part on EBITDA margin and in part on EBITDA (in each case as defined in the Company’s credit agreement). Performance-based targets for 2022 and beyond will be established in November 2021, with an intention to revert back to AOP. The Company intends to continue its reliance on performance-based compensation as it is critical to the Company’s culture.

For 2021, since the Company was unable to use its existing incentive plan metrics based on guidance (which was not given for fiscal 2021) and AOP, the Committee decided to use the same targets as those in the option plan (i.e., EBITDA and EBITDA margin). However, for 2022 and beyond the Committee intends to use different metrics for the short-term incentive plan and does not intend to revert to AOP as a metric, so that overlapping metrics will be abolished.

Robust Performance Conditions for Options

Under our traditional program, performance incentives are subject to rigorous vesting hurdles: the minimum threshold for any option vesting requires a 10% cumulative growth in AOP. For maximum vesting, the cumulative growth rate required is 17.5% for each performance period. The Committee chose the AOP metric to focus management on EBITDA growth, management of capital structure, cash generation, and acquisition performance.

We believe use of this AOP option target maximally incents our leadership team to drive sustainable long-term value for all stockholders. As defined, AOP growth effectively assesses value creation by taking into account many aspects of the Company’s performance without focusing on a single measure. As such, it is unique — eliminating the need for several different metrics—and achieves an unusually high level of pay-for-performance alignment by emphasizing long-term stockholder value.

As discussed above, the Committee intends to revert back to AOP for option vesting in 2022. The temporary performance criteria put in place for 2021 also has minimum and maximum vesting criteria.

Incentivize Long-Term Executive Stock Ownership

Once the performance options vest, stringent stock ownership guidelines ensure the prevalence of an ownership culture amongst executives that underpins the convergence of the interests of management and stockholders, ultimately responsible for the tremendous stockholder value evidenced over the history of the Company.

To ensure continued alignment of management interests with those of stockholders, the Committee has adopted rigorous stock ownership guidelines that require the Executive Chairman to own at least $10 million in Company equity and the Chief Executive Officer to own at least $6 million in Company equity, including in each case at least half in actual common stock. Other named executive officers are subject to lower, though similarly robust, guidelines. These robust guidelines, coupled with a strict prohibition on pledging, hedging and derivative trading for all employees have ensured that all executives have and will continue to have a significant amount of value held in Company stock, thereby solidifying ongoing direct alignment with stockholders. All named executive officers have exceeded their respective guidelines.

To ensure that optionholders are incentivized to retain (as opposed to exercise and sell) fully vested performance options, the Committee believes it critical to equate employees to stockholders, ensuring they are not deprived of the benefits of being a stockholder. To that end, the Committee determined that optionholders be entitled to dividend equivalents.

Dividend Equivalents Explained

Dividend decisions, like at other companies, are a capital structure decision made by the Board based on the Company’s operations, cash flows, credit structure, availability of cash or borrowing capacity, outlook for acquisitions, favorable capital market conditions, the availability of surplus under applicable law as well as certain operating performance covenants under the Company’s credit facilities. However, unlike other companies, because of the Company’s consistent high cash flow and strategic view of leverage, the Company has historically paid special dividends that are unusually large and hard to predict.

It is important to note that dividend decisions are made exclusive of the compensatory impact. And vice versa—compensation decisions are made without regard to the possibility of future dividend equivalent payments (DEPs).

To align management and stockholders, the Company’s dividend equivalent plans provide optionholders with the right to receive DEPs if the Board declares a dividend on the Company’s common stock. The Committee strongly believes that absent the DEPs, the optionholders are at a clear disadvantage to stockholders, which would incentivize the exercise and sale of vested options and could undermine the alignment of their interests with those of stockholders.

	DEP	NO DEP
Stock Price Before Dividend	$100	$100
Option Strike Price	(25)	(25)

Option Value to Holder	75	75

$50 Dividend:
Stock Price After Dividend	$50	$50
Option Strike Price	(25)	(25)

Option Value to Holder	25	25

Dividend Equivalent Right	50	—

Value to Option Holder	$75	$25

No DEP Would be Significant Disincentive for Executive Management Team Who Receives Majority of Compensation in Stock Options

Importantly, pursuant to the DEPs, employees receive dividend equivalent payments on options (i) that have vested based on rigorous performance criteria, and (ii) that the optionholder has chosen not to exercise even though vested.

As illustrated above, the Committee believes that excluding employees from sharing in the capital return to all stockholders would be contrary to incentivizing them to maintain alignment with stockholder interests and would have the perverse result of management being significantly negatively impacted by payment of a dividend.

Limited Cash Compensation

Given the emphasis on performance-conditioned incentives, fixed cash executive compensation represents a reduced percentage of total compensation. In the case of Executive Chairman Mr. Howley and Vice Chairman Mr. Henderson, respectively, they receive no base salary or annual incentive in cash except for nominal amounts to cover participation co-premiums for health insurance and related taxes. Moreover, for other executives that receive cash compensation, the Company benchmarks below the median of the Company’s peers.

Alignment of Executive Interests

The Committee believes that the superior operational performance and consistent stock price outperformance is a direct consequence of the continued alignment of the interests of management with those of stockholders. We believe that the confluence of these interests incentivizes management to execute on initiatives that drive the long-term success of the Company and continue to drive sustainable value creation for all its stakeholders.

Compensation Philosophy is Working

That the Committee philosophy is creating value for stockholders is evidenced by:

✓	Strong Ownership Culture

o	Management holds » 10% of available equity on a fully diluted basis

o	Option holders tend to hold options following vesting, as demonstrated by the 5.9 million stock options outstanding, of which 3.9 million stock options are fully vested

o	270 employee stock option holders

✓	Long-term Growth in Stockholder Value

✓	Capital Returned to Stockholders

o	$133.50 per share in dividends since 2014, or $7.3 billion, in five special dividends with the most recent being a $32.50 special dividend paid in January 2020 prior to the COVID-19 pandemic.

o	$617 million in share repurchases in the last five years including $19 million repurchased in fiscal 2020.

✓	Exceptional Operational Performance Growth

o	FY 1993 – 2020 Revenue compound annual growth rate (CAGR) 19%

o	FY 1993 – 2020 EBITDA as Defined CAGR 22%

o	EBITDA as Defined margin expansion from 20% to almost 50% pre-pandemic

✓	Operational Excellence Continues Even in Short Term Through COVID-19 Pandemic

o	EBITDA As Defined margins maintained above 40%

o	Free Cash Flow generation remained positive and strong

o	Continued successful integration of Esterline acquisition

o	Ready access to capital markets

o	TDG stock price continues to recover from early pandemic lows and outpaces aerospace peers

✓	Strategic Acquisitions Continue

o	January 2021 – Completed Cobham Aero Connectivity acquisition for approximately $965 million

✓	Executive Pay is Aligned with Company Performance

o	No cash compensation for Executive Chairman and Vice Chairman (except for nominal amounts for health care co-premium and related tax)

o	Equity awards performance-conditioned

o	No tax gross-ups

o	Dividend equivalent payments received based on dividends paid to all stockholders

2020 Performance Recap

	FY2020 (1)		FY 2019

Revenue	$5.1 billion	- 2%	$5.2 billion

Net Income from Continuing Operations	$653 million	-22%	$841 million

GAAP Earnings Per Share	$8.14 per share		$12.94 per share

EBITDA As Defined	$2.3 billion	-4%	$2.4 billion

Adjusted Net Income	$829 million	-19%	$1,028 million

Adjusted Earnings Per Share	$14.47 per share		$18.27 per share

(1)

Results in FY 2020 were negatively impacted by the COVID-19 pandemic. As a result of the pandemic, the commerical aerospace industry was significantly disrupted in 2020 due to the steep decline in worldwide air travel demand. The COVID-19 pandemic caused a significant adverse impact on our financial results for the second half of FY 2020 thus negatively impacting the year-over-year comparison in FY 2020.

Despite the significant and unprecedented impact of the COVID-19 pandemic, the Company’s performance was close to flat year over year from 2019 to 2020. Prior to the COVID-19 pandemic, the Company was on track to generate record high revenue & EBITDA As Defined and reported strong fiscal Q1 and Q2 2020 growth, including both organic and acquisition growth. We declared and paid a $32.50 special dividend, or $1.9 billion, in January 2020. Then the pandemic started to adversely impact our business during the last three weeks of our fiscal Q2 as governments around the world implemented stringent measures to help control the spread of the virus, including quarantines, “shelter in place” and “stay at home” orders, travel restrictions, business curtailments and other measures. As a result, demand for travel declined at a precipitous pace, driving significant reduction in global flight capacity and parked aircraft across the world and has remained depressed.

Management quickly acknowledged the risk to our business and in addition to the safety of our employees, immediately focused to reduce our costs as quickly as possible and assure substantial liquidity. To address these objectives, cost reduction actions taken to help mitigate the significant decline included: (1) reducing our workforce by over 30% to align operations with customer demand; (2) implementing unpaid furloughs and salary reductions across the organization; and (3) delaying non-essential capital projects and minimizing discretionary spending. To address liquidity, we borrowed an additional $1.5 billion in April to act as an “insurance policy”, drew $200 million on our revolving credit facility and strictly managed customer receivables and payment terms.

At the same time, we addressed the ongoing needs of our business to continue to serve our customers. As a result of the COVID-19 pandemic, many of our businesses have taken the opportunity to explore new business opportunities by working on developing highly engineered solutions for emerging needs arising from the pandemic. Product solutions currently being explored include anti-viral or antimicrobial technology, air purification and touchless technologies, among others.

These swift and decisive actions enabled us to maintain our EBITDA as Defined margins above 40% and remain free cash flow positive with continued strong cash generation closing fiscal 2020 with over $4.7 billion of cash.

Management’s efforts allowed us the financial flexibility to continue to focus on effective capital allocation through the recent purchase of Cobham Aero Connectivity for $965 million in January 2021. This acquisition expands the Company’s platform of proprietary, sole source content with significant aftermarket exposure for the aerospace and defense industry and will help us continue to deliver the private equity-like returns our investors have come to expect from investment in our stock.

Aerospace Industry Update

To date, the pandemic has caused the worst disruption ever experienced in the commercial aerospace industry. At the trough in April 2020, revenue passenger miles (RPM’s), a metric used to measure air traffic demand, were down 94% from pre-pandemic numbers as world-wide traffic halted, and remains depressed at down 70% in November (the last reported data point as of the print date of this proxy). For comparison, previous disruptions driven by the Gulf War, 9/11 and Great Recession only produced RPM declines of less than 5% as illustrated in chart below. Commercial OEM delivery rates from Boeing and Airbus were also significantly impacted and were down approximately 44% in 2020.

The exact timing and pace of the recovery is indeterminable. Airlines have added back some flight capacity and there have been relatively steady increases in global passenger travel since the trough in April 2020, but it has been a slow recovery thus far. Continued high level of global COVID-19 cases and renewed lockdowns in certain countries have further contributed to the slow recovery. Recent vaccine approvals and the start of vaccination programs are encouraging and should drive recovery, but the timing of vaccine roll-out and global distribution on a broad scale and vaccine effectiveness against COVID variants is still not clear. Considering these variables, the shape and speed of the recovery remains uncertain. Various industry sources do not expect the commercial aerospace industry to return to pre-pandemic levels until 2023 at the earliest.

Conclusion

Although fiscal 2020 was a challenging year, management expertly and swiftly executed through difficult and unprecedented circumstances taking immediate actions to protect employees from the spread of the virus while also dealing with the disruption impacting the broader commercial aerospace industry. Focusing on those things that were under its control, management believes actions taken during 2020 will ensure that the Company emerges from the ongoing weakness in its primary commercial end markets even stronger and will continue to build shareholder value. The Company’s ongoing progress in executing its strategy for building and sustaining shareholder value, coupled with a compensation program heavily leaning towards performance-based criteria, form an appropriate framework within which executive compensation decisions are made by the Committee.

Hence, the Committee and Board are recommending that stockholders approve the advisory vote on executive compensation.

Executive Compensation Program

The Committee has overall responsibility for establishing, implementing, and monitoring the executive compensation program for executive officers. Mr. Howley recommends to the Committee, for its approval, option awards and salary and bonus awards for Mr. Stein and, in conjunction with Chief Executive Officer Mr. Stein, recommends to the Committee, for its approval, option awards and compensation arrangements for Messrs. Lisman, Henderson and Valladares. Mr. Stein recommends to the Committee, for its approval, option awards and salary and bonus amounts for all other officers (other than Mr. Howley). The Committee determines Mr. Howley’s salary and bonus amounts (from which his option award is determined) without input. Generally, individual performance, company performance, market conditions and other factors are considered in determining compensation. The Committee generally does not consider the tax or accounting treatment of items of compensation in structuring its compensation packages, except that it makes an effort to ensure that any deferred compensation is compliant with Section 409A of the Internal Revenue Code.

Significant 2020 Compensation Committee Actions

Plan design changes for 2021 and beyond

During 2020, investors expressed concern over use of the same metric (AOP) used in both the Company’s stock option plan and used, in part, in the Company’s short-term incentive plan. The Committee discussed elimination of the overlapping metrics and had intended to do so by year-end. However, in light of the COVID-19 pandemic, the Committee was unable to use as a metric for 2021 either performance against EBITDA guidance (the other metric in the short-term incentive plan) due to lack of any issued guidance or AOP. Accordingly, in light of the highly unusual circumstances related to the COVID-19 pandemic, the Committee adopted alternate metrics for 2021 (discussed below), which do overlap. However, the Committee is committed to eliminating having an overlapping metric in 2022.

Also in response to investor concern, the Committee eliminated the alternate vesting aspect of the options on a going-forward basis commencing with grants made in fiscal 2021. Previously, if, beginning in the second fiscal year following the date of grant of an option, the price of the Company’s common stock on the NYSE exceeded two times the exercise price of the options less dividends paid since the date of grant, then, to the extent that the options did not otherwise vest in accordance with their terms, the options would vest 50% in the fourth fiscal year from the date of grant and 50% in the fifth fiscal year from the date of grant (or if such market price is achieved in the fifth year, 100% may vest in the fifth fiscal year). This feature was eliminated for all options commencing in fiscal 2021.

The Committee considered the comments from a few investors to eliminate the carry forwards and carry backs in the option vesting calculation, but determined that the carry forwards and carry backs are important to view performance over the entire five year vesting period and not as a snapshot in any given year. This, in turn, is important so that management has a long-term view of performance and reflects our strategy to maximize long-term shareholder growth and also serves to mitigate any compensation risk associated with evaluating performance solely in one-year increments.

2020 compensation decisions impacted by COVID-19 pandemic

2020 was a difficult year for the Company and for the aviation industry. Management had to keep employees safe in the context of the pandemic, make difficult decisions, rationalize scarce resources, work long hours, try to keep employee morale up in light of furloughs and layoffs and continue to implement the Company’s value drivers. Retention of management – at the corporate and at the local operating unit level – was critical during these difficult times. The Committee’s decisions impacted by the pandemic were made in light of this backdrop.

In April 2020, in light of the swift and significant impact the COVID-19 pandemic had on the aerospace industry – particularly in commercial aviation, management took quick reactive and proactive measures to maintain margins and liquidity. During that time, the executive team indicated its willingness to forego short-term incentives for 2020 and to forego some of their salaries, and publicly announced that intention. However, after the fiscal year end, the Committee felt strongly that it wanted to award the short-term incentives because liquidity was no longer a significant concern and management had expended significant effort to maintain EBITDA As Defined margins protecting shareholder value in a very difficult economic environment. The Committee awarded cash incentives (or options in the case of Messrs. Howley and Henderson) to all of the management except Mr. Stein who refused to accept a cash incentive for 2020. Subsequent to award, Mr. Howley and Mr. Henderson forfeited one-half of their incentive payment (paid in options).

In September 2020 the Committee determined to allow the portion of options granted in fiscal 2020 with a scheduled vesting date in 2020 to vest effective September 30, 2020, notwithstanding that performance criteria for such options was not going to be met. The action impacted xx options granted to 85 individuals, including all of the independent directors and four executive officers, including Messrs. Henderson and Valladares. Options granted in fiscal 2016-2019 met the performance criteria for vesting in fiscal 2020. The Committee took this extreme action in light of the severe and unprecedented disruption to the aerospace industry in the second half of fiscal 2020 due to the COVID-19 pandemic. The Committee noted that because of the Company’s biennial granting pattern, half of the employees would be permanently and disproportionately affected long-term by the pandemic’s impact on the business, whereas employees that received options in 2019 and 2021 would not see the impact. The Committee also noted that the Company had record revenue and EBITDA for its first half of fiscal 2020 (prior to the pandemic), appropriately strengthened the Company’s balance sheet during the time when the pandemic was having the most severe impact, and highlighted management’s significant focus, agility and resilience throughout the ensuing industry downturn. Management’s strong performance resulted in maintaining EBITDA margin in excess of 40% in very challenging industry circumstances. The Committee’s actions were designed to retain and motivate management through economically uncertain and challenging times and period of increased workload in order to promote long-term shareholder value and reduce business risk.

In light of the COVID-19 pandemic, the Company’s named executive officers, as well as certain other executives, voluntarily forfeited certain compensation.

•	Mr. Stein voluntarily forfeited $1,192,969, comprised of $117,188 of forfeited salary and $1,075,781 of unpaid cash short-term incentive.

•	Mr. Lisman voluntarily forfeited $55,729 of salary.

•

Mr. Howley voluntarily forfeited $1,443,445, comprised of $381,049 representing the Black Scholes value of options in lieu of salary forfeited, $83,005 representing dividend equivalents payable on those options and $979,391 representing the Black Scholes value of options in lieu of incentive forfeited.

•

Mr. Henderson voluntarily forfeited $520,185, comprised of $63,558 representing the Black Scholes value of options in lieu of salary forfeited, $13,845 representing the dividend equivalents payable on those options and $442,782 representing the Black Scholes value of options in lieu of incentive forfeited.

•	Mr. Valladares voluntarily forfeited $64,375 of salary.

Temporary plan design changes in light of the COVID-19 pandemic

As discussed above, for 2021, the Committee was prepared to adopt a different metric from AOP as a result of investor concern over the AOP being an overlapping metric in both the short-term incentive and stock option plans. However, because of the unpredictability of earnings due to the impact of the COVID-19 pandemic, the Company has not issued guidance. Further, the Company has not established AOP targets for 2021. Ultimately the Committee determined to measure 2021 performance against the primary metric to which the Company has been managing – EBITDA margin – and also, as incentive to maintain earnings, EBITDA As Defined. For 2021 these metrics are temporarily also being used for certain grants under the Company’s option program – those being options granted in 2020 with vesting in 2021 (predominantly those are for promotion and new hire grants) and options granted in 2021 with vesting in 2021 (again, predominantly those are for promotion and new hire grants). The Company will use different metrics under the short-term and long-term incentive plans in 2022 when performance can again be evaluated with some normalcy and predictability and the intent is that performance will be based on factors within management’s control. For options granted in 2020 and 2021, the performance criteria for vesting in 2022 through 2025 has been left open and the Committee will establish criteria based on Company performance in the fall of 2021, with the hopes of being able to re-establish a baseline from which to grow the Company’s intrinsic value (AOP) by 10-17.5% as COVID-related market impacts stabilize. For the short-term incentive plan, new criteria will be established starting in 2022.

Elements of the Executive Compensation Program

Equity Based Incentives

Performance-Based Stock Options

Overview

We intend that the largest portion of management’s potential earnings be based on total stockholder return. We accomplish that by granting performance-based stock options pursuant to our option plans; the option plans authorize only stock options and do not authorize the issuance of any full value awards, such as stock, restricted stock or other stock-based units. We believe that performance-based stock option grants motivate and incentivize management to focus on long-term performance. Our stock option program covers management at the corporate level and our 50 operating units, for a total of approximately 270 people. Performance-based stock options reinforce the long-term goal of increasing stockholder value and yielding returns comparable to or higher than well-performing private equity funds. Although we have had to temporarily deviate from use of our AOP targets because of the unpredictability of the Company’s results based on matters largely outside of management’s control, we intend to reimplement AOP or similar performance based targets and continue to believe that our program of holding management to a minimum 10% AOP growth trajectory before any options can vest is a solid incentive strategy. Such structure effectively aligns the interests of stockholders and management.

Generally, the Committee does not make regular annual grants of options to its employees (other than to the Executive Chairman and the CEO). Rather, it grants options that vest over five years in connection with hirings, promotions and the assumption of increased responsibilities. Thereafter, unless there has been an intervening five year award because of a promotion, the Company grants biennial extension awards that vest in the fourth and fifth year following the award. These grants are generally made in the third year of vesting under the initial award so that the employee has four or five years of future option vesting in order to promote maximizing long-term value and retention. We continue to support issuing biennial grants so that the performance period is always four or five years and employees have significant long-term incentives. However, it is this granting pattern of issuing a large five-year grant and then subsequent two-year grants that resulted in the Committee’s strong conviction to vest the options granted in 2020 for those new hire and promotional grants that had vesting in 2020.

Stock options vest based on the achievement of specific performance-based targets. Generally, initial options vest up to 20% annually based on the achievement of annual targets and two-year extension options vest up to 50% in the fourth fiscal year after the grant and up to 50% in the fifth year after the grant based on the achievement of performance targets. Options are awarded to Mr. Stein annually and vest in the fifth fiscal year after grant. Options awarded to Mr. Howley have different vesting provisions and options awarded to Mr. Howley and Mr. Henderson in lieu of salary and incentive compensation also have different vesting provisions. See “Employment Agreements – Employment Agreement with Mr. Howley, Executive Chairman” and “Employment Agreements – Employment Agreements with Other Named Executive Officers” on pages 51-53 and 53-54, respectively, for further information.

Performance-based Option Vesting at Rigorous Targets

Option vesting generally is subject to rigorous performance hurdles: under our normal program the minimum threshold for any option vesting requires a 10% cumulative growth in AOP. For maximum vesting, the growth rate required is 17.5% for each performance period. The Committee identified this CAGR range as an appropriate driver of our management team at the base and maximum payout thresholds because it will incent them to create value for stockholders at a rate that outperforms the typical private equity model. The AOP metric focuses management on EBITDA growth, management of capital structure, cash generation, and acquisition performance, as appropriate to the different performance periods. Through these performance-based options with five year performance periods, we believe we have optimized management incentive to drive stockholder value creation over the long term and appropriately linked compensation with Company performance.

Specifically, AOP targets are set at the time of grant and represent an intrinsic share price. As described below, they are set by taking the prior year’s AOP and increasing such amount by 10% and 17.5%, respectively, to establish the minimum and maximum targets. In other words, as demonstrated in the chart below, the intrinsic share price must grow at a compound annual growth rate of 10% for any vesting to even occur at all; for 100% vesting, the intrinsic share price must grow at a compound annual growth rate of 17.5%. Targets are thus robust, requiring 17.5% compound annual growth from the most recently completed year for maximum vesting. Targets were set with a 17.5% compound annual growth rate in an effort to achieve growth at or above the long-term returns of top performing private equity funds, with the hope that market growth will reflect the Company’s intrinsic growth. This is consistent with our objective of providing stockholders with returns at or above those of well-performing private equity funds. If these returns are achieved, both investors and management benefit significantly.

Targets are calculated based on a ratio of (a) the excess of (i) the product of EBITDA (as defined in the Company’s credit agreement) and an acquisition-weighted market multiple over (ii) net debt to (b) the Company’s number of diluted shares as of such date based on the treasury stock method of accounting (the “operational performance per diluted share”). The targets are adjusted for dividends and share repurchases. To simplify, option targets and vesting are basically calculated as follows:

AOP, as reflected above, takes into consideration the following:

•	growth in EBITDA;

•	management of capital structure;

•	cash generation;

•	acquisition performance, including the acquisition price paid; and

•	the impact of option dilution on common shares outstanding.

We use AOP growth (i.e., growth in intrinsic equity value) as the performance-based metric for a number of reasons:

•	It focuses management on the fundamentals of stockholder value creation— i.e., EBITDA, cash generation, capital structure management and return of capital, as appropriate.

•	This is the basic private equity formula for value that management has focused on achieving since its inception in 1993

•	Over the long term, we believe that market value of our stock will generally follow intrinsic value.

Targets are adjusted for dividends paid to stockholders and share repurchases. The Committee believes the adjustments are appropriate and necessary to account for the early return of value to stockholders because if a portion of the investment is returned early via special dividend or return of capital, the subsequent years’ targets must be adjusted to reflect the revised capital structure and maintain the same IRR-based performance requirements. Adjustment of the targets does not make the targets any easier to achieve but rather maintains the IRR targets.

As discussed above, for 2021, the Company determined it was unable to establish AOP targets for 2021 due to the ongoing impact of the COVID-19 pandemic on the aviation industry. The Company believes 10-17.5% AOP growth from 2020 is unattainable for 2021 because of the record performance in the first half of the year. The Committee considered using the latter half of the year as a baseline but ultimately concluded that the Company has no visibility into whether those targets would be too easy or unreasonably unattainable and the Committee strongly believes that in order to provide appropriate incentive the performance goals need to be based on matters within management’s control. Therefore, the Committee determined to measure 2021 performance against the primary metric to which the Company has been managing – EBITDA margin percentage – and also, as incentive to maintain earnings, EBITDA As Defined. These metrics are temporarily being used for certain grants under the Company’s option program – those being options granted in 2020 with vesting in 2021 (predominantly those are for promotion and new hire grants) and options granted in 2021 with vesting in 2021 (again, predominantly those are for promotion and new hire grants). For options granted in 2020 and 2021, the performance criteria for vesting in 2022 through 2025 has been left open and the Committee will establish criteria based on Company performance in the fall of 2021, with the hopes of being able to re-establish a baseline from which to grow the Company’s intrinsic value (AOP) by 10-17.5%.

Other Option Terms

Because we view our performance on a long-term basis and the targets are set to achieve long-term compound annual and cumulative growth, if the annual performance per share exceeds the maximum target in an applicable year, such excess may be treated as having been achieved in the following two fiscal years and/or the prior two fiscal years (without duplication) if less than the full amount of options would otherwise have vested for such years. This allows management to focus on long-term value without having to make short-term decisions to maximize vesting in a particular year. We believe this feature acts similarly to long-term incentive plans that take into account performance over a multi-year period. We also believe this plan feature mitigates compensation risk, because if performance were measured in only one-year “snap-shot” increments, management could be incentivized to sacrifice longer term goals to achieve vesting in the short term.

In addition to vesting based on operational targets, in the event of a change in control, options become fully vested. The Company does not provide for any gross up to any payments that would be deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code.

For options granted prior to 2021, the options also have an alternate market-based performance measurement, such that if, beginning in the second fiscal year following the date of grant, the price of the Company’s common stock on the NYSE exceeds two times the exercise price of the options less dividends paid since the date of grant, then, to the extent that the options did not otherwise vest in accordance with their terms, the options may vest 50% in the fourth fiscal year from the date of grant and 50% in the fifth fiscal year from the date of grant (or if such market price is achieved in the fifth year, 100% may vest in the fifth fiscal year); but vesting of the options will not accelerate as compared to their original vesting schedule. This feature was eliminated for all options granted in in fiscal 2021 and thereafter.

Treatment of Options for Executives Upon Termination

Option agreements for certain officers, including all of the named executive officers, provide that if the officer’s employment terminates by reason of death, disability, without cause, for good reason or retirement (after age 65 with 10 years of service or after age 60 and 15 years of service), vesting of the options will continue after termination generally as follows:

Termination Date	Percent of Remaining Options Vesting(1)

During second fiscal year after grant date	20%

During third fiscal year after grant date	40%

During fourth fiscal year after grant date	60%

During fifth fiscal year after grant date	80%

After fifth fiscal year after grant date	100%

(1)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria are met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

The option agreements for options awarded to Mr. Howley provide for continued vesting following a termination of Mr. Howley by reason of death, disability, without cause, for good reason or retirement as described in detail under “Potential Payments Upon Termination or a Change in Control – Termination Payments for W. Nicholas Howley, Executive Chairman” on pages 46-47.

2020 Grants

Options are granted generally at regularly scheduled board meetings during November through April. Because all options vest based on performance criteria and vesting occurs at the end of each fiscal year, grants for any new hire or promoted employee who would otherwise receive a grant after April in any year are deferred until November.

Options to purchase 742,840 shares of common stock were granted under the program in fiscal 2020. The number of shares subject to the 2014 Stock Option Plan is 5,000,000, of which 1,316,998 shares remained available for granting under the plan as of September 30, 2020. The number of shares subject to the 2019 Stock Option Plan is 4,000,000, of which all shares remain available for granting under the plan as of September 30, 2020.

Dividends and Dividend Equivalents

Dividends

Dividend decisions, like at other companies, are a capital structure decision made by the Board. We do not have a policy of paying regular dividends. Instead, the Board regularly evaluates our capital allocation optionality and will declare a special dividend based on an assessment of availability of cash or borrowing capacity, outlook for acquisitions and other operating needs, favorable capital market conditions, and the availability of surplus under applicable law as well as certain operating performance covenants under the Company’s credit facilities.

Our preference for capital allocation is to invest in existing businesses or make accretive acquisitions. But, when internal business needs are met and acquisitions are not available, we elect to allocate capital to return to stockholders. Because of the constantly dynamic state of acquisition opportunities, as well as other external forces such as the health of credit markets, geo-political activity, competitive industry opportunities and pressures, these special dividends are unpredictable, episodic, and, unlike other companies, have historically been very large. Most recently, the Company paid a dividend of $30.00 per share in fiscal 2019 and a $32.50 dividend in fiscal 2020. The Company also paid two dividends, totaling $46.00 per share, in fiscal 2017. However, the Company paid no dividends in fiscal 2015, 2016 or 2018. As of the date hereof, we do not anticipate paying a dividend in 2021.

Dividend decisions are made exclusive of compensatory impact. And compensation decisions are made without regard to the possibility of dividend equivalent payments. However, due to the unique structure of our executive compensation program, which targets significantly less cash compensation relative to peers in the short term but provides extraordinary upside in the long term, the Committee believes our use of DEPs are critical to the understanding of what motivates our executive team and assures alignment between management and investors on capital allocation decisions.

Dividend Equivalent Payments (DEPs)

In order to closely align management and stockholder interests in all aspects of the Company’s operations and capital structure, we have dividend equivalent plans that provide optionholders the right to receive dividend equivalent payments (DEPs) if the Board declares a dividend on the Company’s common stock. Maintaining an even playing field between constituencies is important to and consistent with the Company’s private equity compensation philosophy. As such, the Committee strongly believes that absent the DEPs, the optionholders are at a clear disadvantage to stockholders, which would incentivize the exercise and sale (e.g., to satisfy tax obligations) of vested options and could undermine the alignment of their interests with those of stockholders.

It is important to note that because our executives believe that our options are a good long-term investment, many of them hold options for a long period of time, maintaining alignment with stockholders. For example, over 60% of the DEPs paid to Mr. Howley were from the January dividend of $32.50 and related to options that were already vested as of the dividend declaration date.

As you will see, our executives have greater compensation reflected in the summary compensation table than one might expect given the COVID-19 pandemic and its impact on the business. The vast majority of this compensation is in the form of dividend equivalents and options. In the first half of 2020 (through March 2020), the Company had a record-breaking year. And in light of its strong operations and good liquidity position and prospects, the Board declared and the Company paid a special dividend in January 2020 of $32.50–the largest dividend the company has ever paid. The payment of that dividend, which occurred prior to the widespread impact of COVID-19, resulted in significant payments to executives, as well as a significant return to our investors. As we have previously stated, we do not view dividend equivalents as compensation and we make compensation decisions regardless of the amount of divided equivalents paid and our Board makes dividend declaration and capital deployment decisions regardless of “compensatory” impact.

Notwithstanding what appears like out-sized compensation in a year that turned out radically differently from how it started, we continue to believe that failure to align management and stockholders could create incentives for management to deploy cash flow and utilize borrowing capacity in a manner other than the return of capital in the form of extraordinary dividends, which might not be in the best interests of stockholders. Further, management may be incentivized to seek short-term market gains rather than focusing on long-term equity value and stockholder returns. Dividend equivalents align management with the stockholders to permit the best allocation of capital resources and incentivize long-term share value growth without a hyper focus on short term stock price fluctuations.

Importantly, pursuant to the dividend equivalent plans, employees receive DEPs on options (i) that have vested based on rigorous performance criteria, and (ii) that the optionholder has chosen not to exercise even though vested. Optionholders who hold vested stock options at the time a dividend is paid will receive a cash DEP equal to the amount that he or she would otherwise have been entitled to receive had his or her vested stock option been exercised immediately prior to payment of the dividend. Optionholders who hold unvested stock options will receive a cash DEP equal to the amount he or she would otherwise have been entitled to receive had his or her unvested stock option been vested and exercised immediately prior to payment of the dividend, but only if and when such stock option vests pursuant to its terms. We believe that we have structured DEPs under the Company’s dividend equivalent plans such that they are not subject to any excise tax under Section 409A of the Internal Revenue Code. Certain investors and proxy advisory firms have raised the issue as to whether the Company should pay dividend equivalents only upon an exercise of the options; however, we believe that tying payment of the dividend equivalents to the exercise of an option would result in excise taxes under Section 409A.

Restricted Stock and Other Equity Awards

Neither the 2014 stock option plan nor the 2019 stock option plan include the ability to issue restricted stock or any equity awards other than options.

Stock Ownership Guidelines

We require management to maintain a significant personal investment in the Company. Therefore, during their employment, all of the Company’s existing optionholders are required to maintain ownership of a minimum value of stock or vested options. In general, the holding requirements, which are specific for each individual, require optionholders to retain shares or in-the-money vested options with significant value. Elected officers must retain half of their retention limit in stock. Mr. Howley is required to hold $10 million in aggregate value, Mr. Stein is required to retain $6 million in aggregate value and the other named executive officers are required to hold $1.5 - $2.5 million in aggregate value of stock or vested options.

New optionholders have five years to meet their holding requirements. If a holding requirement has been met but is no longer met because of a decline in value of the Company’s common stock, the optionholder will have three years to achieve compliance with the holding requirement.

No director, officer or employee is permitted to pledge Company stock or engage in short sales or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s stock. All of the directors and executive officers are in compliance with this policy.

Base Salary

Executive Officers

Our philosophy is to pay base salaries at a level pegged at the lower end of similarly situated companies, preferring instead to weight the compensation of officers through performance-based equity. Specifically, we aim to pay fixed cash compensation to most executives below the median of the Company’s peers. Cash compensation for executive officers in fiscal 2020 was determined with reference to the executives’ experience, the Company’s past practice, individual performance and the prior year’s survey described below.

Consistent with the factors annually considered by the Committee, the Committee determined that, effective January 1, 2020, the base salaries of Messrs. Stein, Lisman and Valladares should be $1,125,000, $535,000 and $618,000 per year, respectively. As discussed elsewhere in this proxy statement, Mr. Howley and Mr. Henderson do not receive a salary pursuant to the terms of their respective employment agreements. The only cash compensation each is entitled to is in the amount of $7,000 and $10,000, respectively, and is for health insurance and related taxes. The remaining compensation of each is paid in performance-based stock options. To put this in context, 100% of compensation of two of the top executives with the ability to influence the achievement of targets, have been incentivized purely through rigorous incentives that will drive value for stockholders. The Committee is confident this structure will promote the best alignment possible with our stockholders by holding these top executives to rigorous operational achievements to achieve vesting of their options.

More specifically, and again in accordance with his employment agreement, the Committee granted Mr. Henderson options to purchase 8,525 shares in lieu of 2020 salary. Mr. Howley received options to purchase 10,217 shares in lieu of 2020 salary, calculated in accordance with his employment agreement. See “Employment Agreements—Employment Agreements with Other Named Executive Officers” and “Employment Agreements—Employment Agreement with Mr. Howley, Executive Chairman” on pages 51-54 for more details.

Due to the impact of the COVID-19 pandemic on the Company, most of the Company’s officers took salary reductions, in lieu of furloughs, for a portion of fiscal 2020. For the named executive officers, Mr. Stein forfeited 25% of his salary for five months, or $117,188, Mr. Lisman and Mr. Valladares forfeited 10% of their respective salaries for five months, or $55,729 and $64,375, respectively. Even though Messrs. Howley and Henderson do not receive cash compensation, they also gave up a portion of their salary for 2020 in light of the impact of the COVID-19 pandemic. Each forfeited 25% of the options they received for the entire year’s salary, constituting 426 options for Mr. Henderson and 2,554 options for Mr. Howley, valued at $63,558 and $381,049, respectively, on a Black Scholes basis as of the date of grant. Consequently, this also resulted in the forfeiture by Messrs. Henderson and Howley of $13,845 and $83,005, respectively, of dividend equivalent payments relating to the $32.50 dividend paid in January 2020. Accordingly, Messrs. Henderson and Howley forfeited $77,403 and $464,054 of options and dividend equivalent payments in lieu of salary in light of the impact of the COVID-19 pandemic.

Use of Independent Compensation Consultant; Peer Considerations

The Compensation Committee typically engages a compensation consultant to review aspects of compensation every two years. In September 2019 the Committee engaged Veritas Executive Compensation Consultants to do a survey of total standard compensation components for the certain executives, including the named executive officers. In doing so we specifically asked that they exclude DEPs for two reasons—first, because we think of DEPs more as putting the executive in the place of the stockholder without requiring an exercise (and typically accompanying sale to, for example, offset taxes) and second, because including episodic DEPs in a compensation exercise is not going to be as insightful as the anomalies of DEPs will distort any peer analysis.

Veritas used a peer group based on revenue, market capitalization and enterprise value. We use a size based peer group because we manage our business based on EBITDA growth and enterprise value. The Committee previously rejected a peer group based solely on revenue as being not comparable with the Company because the Company’s market capitalization and enterprise value far exceeded those of the potential revenue-based peers. The Company used as its peer group the following companies:

Allison Transmission Holdings, Inc.	Fastenal Company
Ametek, Inc.	Flowserve Corporation
Amphenol Corporation	L3Harris Technologies, Inc.
AO Smith Corp.	Masco Corporation
Ball Corporation	PACCAR Inc.
BorgWarner Inc.	Parker-Hannifin Corporation
Colfax Corporation	Rockwell Automation, Inc.
Cummins Inc.	Roper Technologies, Inc.
Dover Corporation	Stanley Black & Decker, Inc.
Textron Inc.

The survey determined that the named executive officers and executive vice presidents as a whole were positioned at the low end of the peer group in terms of cash compensation (at or below the 25th percentile), but competitively positioned in terms of total standard compensation and opportunities

(between the 69th and 100th percentiles), but that the general counsel trailed competitive market positions and the chief operating officer received cash compensation in the above the median compared to peers.

Annual Incentives

Executive officers participate in an annual incentive program. The annual incentives are paid in cash to the executive officers other than Messrs. Howley and Henderson (who receive their annual incentives in performance-based options). Target incentive amounts are based on a percentage of the officer’s salary pursuant to their respective employment agreements. The award structure, pay out contingencies and mechanics are fully transparent and can be easily ascertained by a third party following the calculations set forth below. Importantly, this process is non-discretionary and, through 2020, based on an objective assessment of the Company’s financial performance as follows:

•

(a) Company’s annual EBITDA As Defined (as defined in the Company’s Credit Agreement), divided by (b) the midpoint of the range of EBITDA As Defined guidance initially issued by the Company for the applicable fiscal year, as adjusted by the incremental EBITDA As Defined guidance first following an acquisition for any acquisitions made during the year, multiplied by (c) 50% of the target award opportunity

•

(a) the Company’s “Annual Operational Performance per Diluted Share” (AOP) as determined by the Compensation Committee in connection with the Company’s 2006 Stock Incentive Plan, divided by (b) the Annual Operational Performance per Diluted Share target as set by the Compensation Committee in the first quarter of the fiscal year as adjusted if and to the extent option targets are adjusted for special dividends or other extraordinary transactions, multiplied by (c) 50% of the target award opportunity

For 2021, the Committee was prepared to adopt a different metric from AOP as a result of investor concern over the AOP being an overlapping metric in both the annual incentive and stock option plans. However, because of the unpredictability of earnings due to the impact of the COVID-19 pandemic, the Company has not issued guidance. Further, the Company has not established AOP targets for 2021. Ultimately the Committee determined to measure 2021 performance against the primary metric to which the Company has been managing—EBITDA margin—and also, as incentive to maintain earnings, EBITDA As Defined. For 2021 these metrics are temporarily also being used for certain grants under the Company’s option program. But the Company will use different metrics under the short-term and long-term incentive plans in 2022 when performance can again be evaluated with some normalcy and predictability and performance will hopefully be based on factors within management’s control.

Committee Discretion

The Committee retains the authority to increase or decrease the award by up to 20%, based on assessment of individual performance, including without limitation, (1) degree of difficulty of the job and the achievement of metrics and the individual’s job effectiveness given the aerospace and capital market environment, operating conditions and the level of flexibility/responsiveness required; (2) the effectiveness of the Company’s three value drives of price, productivity and new business; (3) a pattern of clear, open, honest and regular communication with the Board and investors, as applicable; (4) effective succession planning and organizational development; (5) support, maintenance and regular evaluation of the effectiveness of the Company’s long term value focused strategy; or (6) other factors. Final assessment of results will be determined following completion of the fiscal year and will be based on audited financial results. Positive discretion was not exercised in 2020, except to round amounts.

2020 Targets and Actual Awards

In April 2020 the Company’s officers volunteered to relinquish their annual incentives for fiscal 2020 given concerns about the Company’s potential cash situation due to the COVID-19 pandemic and the pandemic’s impact on the workforce.

In fiscal 2020, the non-discretionary incentive calculation of EBITDA As Defined and AOP, with each component weighted equally, yielded 76.5% of the target. The Company’s EBITDA As Defined was $2,278 million and the midpoint of the Company’s initial guidance, as adjusted by the incremental EBITDA As Defined guidance was $2,825 million. The Company’s actual AOP was $187.97 as compared to the AOP target of $259.55. The $259.55 target represented growth of 17.5% from the fiscal 2019 Annual Operational Performance per Diluted Share. The decrease in the actual Annual Operational Performance per Diluted Share under the target was attributable to the impact of the COVID-19 pandemic during the year.

For fiscal 2020, Messrs. Stein, Lisman and Valladares’s target incentives were set at 125%, 80% and 80%, respectively, of their base salaries. Mr. Stein refused to accept cash payment for his incentive. The target incentives (in dollars), the calculated incentives based on the plan as described above, and the actual amounts awarded are set forth in the table below.

Name	Target Annual Incentive ($)	Calculated Annual Incentive ($)	Actual Annual Incentive Awarded ($)
Kevin Stein	1,406,250	1,075,781	0
Michael Lisman	428,000	327,420	330,000
Jorge Valladares	520,000	397,800	400,000

Mr. Henderson’s target incentive value was set at 80% of his annual salary, or, in dollars $636,000 and his calculated incentive value was $486,540. The Committee determined that Mr. Henderson should be awarded an incentive reflecting that same calculated value for fiscal 2020. Mr. Henderson receives his annual incentive by means of a grant of options in lieu of cash. See “Employment Agreements—Employment Agreement with Other Named Executive Officers on pages 53-54 for more details. Subsequent to award, Mr. Henderson forfeited one-half of the option award he received in lieu of incentive.

Mr. Howley’s target incentive value was set at 125% of his annual salary or, in dollars $1,814,810 and his calculated incentive value was $1,388,330. The Committee determined that Mr. Howley should be awarded a bonus reflecting that same calculated value for fiscal 2020. Mr. Howley receives his annual incentive by means of a grant of options in lieu of cash. See “Employment Agreements—Employment Agreement with Mr. Howley, Executive Chairman” on pages 51-53 for more details. Subsequent to award, Mr. Howley forfeited one-half of the option award he received in lieu of incentive.

Perquisites

The Company provided no perquisites in 2020.

Employment Agreements

For a description of existing employment agreements, see “Employment Agreements” below.

Severance

All of the Company’s executive officers have severance provisions in their employment agreements, as described below.

Talent Retention and Development

We value our employees as they are the talent that helps ensure our future success. As we grow and complete large acquisitions, like the Esterline acquisition in 2019, our reliance on our employees and management and our succession planning become more critical. To support the advancement of our employees, we offer training and development programs encouraging advancement from within and continue to fill our team with strong and experienced management talent. We believe that the opportunity presented by our option program, versus cash compensation, is a key tool in attracting and retaining talent.

We leverage both formal and informal programs to identify, foster, and retain top talent.

As a fast-growing company, we have a continuing need for strong leaders, and with a large workforce, we look internally for emerging leaders. We have established TransDigm University to satisfy this need. TransDigm University is a formal mentoring and education program with a formal curriculum and with established leadership serving as mentors. Program participants learn and develop more advanced skills leading to higher contribution and satisfaction within their roles, while mentors enhance their leadership capabilities by helping others progress. This program helps in identifying top performers, improving employee performance and retention, increasing our organizational learning, and supporting the promotion of our current employees.

TransDigm’s Management Development Program (MDP) identifies new talent and prepares them for success within our organization. The program hires recent MBA graduates who will work for three eight- month stints at a selection of operating units. Program participants gain experience in developing, manufacturing, and selling aerospace components with the intent of becoming fully immersed in the operations of our business. Once the program is complete, MDP participants will be better equipped with the knowledge and experience needed to excel as a manager at TransDigm. Our goal for successful MDP participants is to hire them on a full-time basis at an operating unit.

TransDigm’s executive team also mentors rising talent on a more informal basis. This informal mentorship achieves a number of goals including accelerating the development of top performers, increasing organizational learning, and improving employee performance and retention. The executive team also commits substantial time to evaluating the bench strength of our leadership and working with our leadership to improve their performance.

TransDigm University, MDP, and informal mentoring demonstrate our ongoing commitment and initiatives towards accelerating our future leaders.

Overview of Say-On-Pay Vote History & Advisory Firm Recommendation Effect

Our compensation philosophy and means of compensation have remained consistent over time. As more fully reflected in this Compensation Discussion and Analysis, we believe in paying below our peers in salary and bonus compensation and above our peers in equity compensation—in the form of options that vest on performance criteria. We pay dividend equivalent payments on options because of our unusual capital allocation strategy and we do not want dividend decisions to negatively impact our management. The Committee considers the ability of optionholders to share in the benefits of value creation right alongside our stockholders as essentially making them whole for keeping fully vested options. The Committee does not consider the amount of DEPs when considering compensation. None of these features or philosophies have changed in over a decade.

The Company has historically and routinely engaged with stockholders regarding the Company’s compensation and other issues of importance to stockholders. The outreach is conducted by some combination of members of our Compensation Committee, Chief Financial Officer, General Counsel and Vice President of Investor Relations participated in the outreach, utilizing an interview and discussion format during which management answered shareholders’ questions and provided rationale and context for various features of our compensation program.

Outreach for preceding annual meetings in 2018 and 2019 had the following results:

•

In total, the Company engaged with 22 of the top 25 stockholders, representing 74% of the shares outstanding as of the record date for the 2018 annual meeting and engaged with 21 of the top 25 stockholders, representing 75% of the shares outstanding as of the record date for the 2019 annual meeting.

•

18 of the 22 stockholders engaged voted “FOR” Say-On-Pay in 2018 and 17 of the 21 stockholders engaged voted “FOR” Say-On-Pay in 2019 and, in each case, were satisfied with the overall design of the executive compensation plan and its alignment with shareholders.

•	Of the stockholders engaged that voted “Against” Say-On-Pay, there was no consistent reason cited.

Outreach for the fiscal year 2020 had the following results:

•

We reached out to our top 31 shareholders representing 73% of our shares to discuss compensation matters for our 2020 annual meeting. Eight of those shareholders elected to have a discussion while many of the others declined because they were happy with the design of our plan and/or we have had prior discussions and they had no questions.

•

We continue to find that most actively managed funds generally like the design of our compensation plan. The few who have objections, continue to not cite a consistent reason. However, there were several issues that we heard from more than one firm and seemed to be viewed as more troublesome for them. The following is a summary of those issues:

WHAT WE HEARD.....

Issues Raised		Response
Overlapping metric—(AOP) used in both the Company’s stock option plan and used, in part, in the Company’s short-term incentive plan	✓	The Committee discussed elimination of the overlapping metrics and had intended to do so by year-end. However, in light of the COVID-19 pandemic, the Committee was unable to use as a metric for 2021 performance against EBITDA guidance (the other metric in the short-term incentive plan) due to lack of any issued guidance and was unable to use AOP. Accordingly, in light of the highly unusual circumstances related to the COVID-19 pandemic, the Committee adopted alternate metrics for 2021 (discussed previously on pages 24-26, which do overlap. However, the Committee is committed to eliminating completely having an overlapping metric in 2022.
Alternate vesting—referring to the following market vesting provision: The closing price of the Company’s common stock on the New York Stock Exchange exceeds two times the Exercise Price of the Options less the amount of any dividends per share paid after the date hereof on any 60 trading days during any consecutive 12-month period	✓	This feature was eliminated for all options commencing in fiscal 2021.
Carry forward / carry back—if the annual performance per share exceeds the maximum target in an applicable year, such excess may be treated as having been achieved in the following two fiscal years and/or the prior two fiscal years (without duplication) if less than the full amount of options would otherwise have vested for such years		The Committee views our performance on a long-term basis and the targets are set to achieve long-term compound annual growth. The Committee does not want to remove this feature because it is important to allow management to focus on long-term value without having to make short-term decisions to maximize vesting in a particular year. They believe this feature acts similarly to long-term incentive plans that take into account performance over a multi-year period. They also believe this plan feature mitigates compensation risk, because if performance were measured in only one-year “snap-shot” increments, management could be incentivized to sacrifice longer term goals to achieve vesting in the short term.

WHAT WE HEARD.....

Issues Raised		Response
Board discretion in bonus		The Committee reviewed but chose to maintain this feature at this time. The Committee felt it was important to have the flexibility to reward exemplary individual performance or to decrement substandard individual performance and believes that the 20% limitation on discretion is a sufficient limit on its authority. However, positive discretion was not exercised in 2020, except to round amounts.
Lack of response to previous low SOP votes	✓	The Committee listened to this concern and considered the various issues raised and determined to make changes to the overlapping metric and alternat vesting.

Results of Say-On-Pay Vote

Say-On-Pay results for 2015-2017 annual meetings were 90.80%, 89.94% and 95.19%, respectively, in favor of SOP. The compensation plan structure remained consistent in 2017 but the Company reported a large magnitude of pay for the Company’s then-Chief Executive Officer, Mr. Howley, resulting from dividend equivalent payments related to two dividends totaling $46.00 per share paid during the year and one proxy advisory firm recommended against SOP at the 2018 annual meeting and the stockholder vote of 64.64% reflected that adverse recommendation. For fiscal 2018, compensation for Mr. Howley was significantly less but Mr. Stein was promoted to Chief Executive Officer and received a large grant of options upon his promotion. On a combined basis, our CEO compensation again appeared to be high, but our compensation program features and philosophy remained steadfast. Again, one proxy advisory firm recommended against SOP at the 2019 annual meeting and the stockholder votes of 67.48% in favor reflected that adverse recommendation. At the 2020 annual meeting two proxy advisory firms recommended against due to the prior low votes with no responsive action and the vote registered at 66.21% in favor. No action was taken because our investor outreach did not reflect any common concern and the issue appeared to be magnitude but not the structure of our compensation program and the vote appeared to reflect the adverse recommendations. However, the Committee acknowledges the three years of consecutive low SOP vote and responded with the changes previously mentioned.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

Michael Graff, Chairman

Mervin Dunn

Sean Hennessy

Robert Small

Compensation Committee Interlocks and Insider Participation

Messrs. Graff, Dunn, Hennessy and Small comprise the Compensation Committee. There are no Compensation Committee interlocks.

Compensation Risk

The Compensation Committee has reviewed and evaluated the incentive compensation policies and practices that cover all employees. On the basis of that review, the Company does not believe that its compensation policies and practices pose risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following information is set forth with respect to the Company’s Chief Executive Officer, Chief Financial Officer and three of the Company’s other most highly compensated executive officers serving as an executive officer at September 30, 2020 (the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Nonequity Incentive Compensation ($)(2)	All Other Compensation ($)(4)	Total ($)
Kevin Stein, President and Chief Executive Officer	2020	991,563	--	7,460,000	--	13,608,900	22,060,463
	2019	1,045,000	65,925	--	1,684,075	10,340,200	13,135,200
	2018	838,333	17,440	19,695,375	1,082,560	1,837,900	23,471,608
Michael Lisman, Chief Financial Officer	2020	496,458	2,580	--	327,420	2,653,957	3,480,415
	2019	467,500	22,104	12,411,600	477,896	937,673	14,316,773
	2018	250,365	12,512	761,541	157,488	33,197	1,215,103
W. Nicholas Howley, Executive Chairman	2020	7,000	--	11,880,431	--	56,235,370	68,122,801
	2019	7,000	--	13,577,620	--	47,058,288	60,642,908
	2018	7,000	--	12,330,335	--	791,262	13,128,597
Robert Henderson, Vice Chairman	2020	10,000	--	1,695,486	--	11,916,135	13,621,621
	2019	10,000	--	15,229,768	--	9,187,020	24,426,788
	2018	10,000	--	2,964,717	--	1,289,600	4,264,317
Jorge Valladares, Chief Operating Officer	2020	614,917	2,200	5,296,498	397,800	7,430,025	13,741,542
	2019	613,500	11,618	7,451,630	628,382	4,626,100	13,331,230
	2018	503,590	920	4,933,500	429,085	896,700	6,763,790

(1)

Mr. Howley received all but $7,000 of his fiscal 2020 salary in options. The grant of options in lieu of salary for calendar 2020 (i.e., including compensation for the first quarter of fiscal 2021) made during fiscal 2020 is included in the Option Awards column and represents $1,493,297 of the total. The amount shown is net of the amount forfeited by Mr. Howley in October 2020 due to the impact of the COVID-19 pandemic; options forfeited were valued at $381,049. Mr. Henderson received all but $10,000 of his calendar 2020 salary in options. The grant of options in lieu of salary for calendar 2020 (i.e., including compensation for the first quarter of fiscal 2020) made during fiscal 2020 is included in the Option Awards column and represents $1,208,347 of the total. The amount shown is net of the amount forfeited by Mr. Henderson in October 2020 due to the impact of the COVID-19 pandemic; options forfeited were valued at $63,558.

(2)

The Company has a performance-based annual incentive plan, with discretion to adjust awards by up to 20%. The calculated amount is disclosed in the Nonequity Incentive Compensation column and any additional amount (which, for 2020, is merely rounding) is disclosed in the Bonus column. For Mr. Howley, his calculated incentive for 2020 was $1,388,330 and he was originally awarded that same value; however, he forfeited one-half of his incentive in light of the COVID-19 pandemic’s impact on the Company. Pursuant to his employment agreement, Mr. Howley received a grant of options in fiscal 2021 in lieu of the cash incentive relating to 2020. Notwithstanding that the incentive award was granted in fiscal 2021, because it is in lieu of prior year incentive compensation and bonus, the fair value of the grant (after the forfeiture), which is $979,391, is reflected as an option award in the Summary Compensation Table for fiscal 2020.

For Mr. Henderson, his calculated incentive for 2020 was $486,540 and he was originally awarded that same value; however, he forfeited one-half of his incentive in light of the COVID-19 pandemic’s impact on the Company. Pursuant to his employment agreement, Mr. Henderson received a grant of options in fiscal 2021 in lieu of the cash incentive relating to 2020. Notwithstanding that the incentive award was granted in fiscal 2021, because it is in lieu of prior year incentive compensation and bonus, the fair value of the grant (after the forfeiture), which is $442,782 is reflected as an option award in the Summary Compensation Table for fiscal 2020.

(3)

The amount reported represents the grant date fair value of stock options awarded during the applicable fiscal year under the Company’s stock option plans. See Note 18 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2020 for information on the grant date fair value of awards and a description of the assumptions used in that computation. The actual value of the stock options will depend on whether the options vest, the trading price of the stock at the time of exercise and at the time the underlying stock is ultimately sold.

(4)

Represents amounts paid pursuant to the Company’s 401(k) plan equal to $16,900, $14,767, $280, $400 and $16,700 for Messrs. Stein, Lisman, Howley, Henderson and Valladares, respectively, and dividend equivalents paid prior to the COVID-19 pandemic on vested options equal to $13,592,000, $2,639,190, $56,235,090, $11,915,735, and $7,413,125 for Messrs. Stein, Lisman, Howley, Henderson and Valladares, respectively.

In light of the COVID-19 pandemic, the Company’s named executive officers, as well as certain other executives, forfeited certain compensation.

•	Mr. Stein voluntarily forfeited $1,192,969, comprised of $117,188 of forfeited salary and $1,075,781 of unpaid cash short-term incentive.

•	Mr. Lisman voluntarily forfeited $55,729 of salary.

•

Mr. Howley voluntarily forfeited $1,443,445, comprised of $381,049 representing the Black Scholes value of options in lieu of salary forfeited, $83,005 representing the dividend equivalents payable on those options and $979,391 representing the Black Scholes value of options in lieu of incentive forfeited.

•

Mr. Henderson voluntarily forfeited $520,185, comprised of $63,558 representing the Black Scholes value of options in lieu of salary forfeited, $13,845 representing the dividend equivalents payable on those options and $442,782 representing the Black Scholes value of options in lieu of incentive forfeited.

•	Mr. Valladares voluntarily forfeited $64,375 of salary.

The Company recognizes the magnitude of Mr. Howley’s reported “compensation,” particularly in light of the COVID-19 pandemic and notes that over 80% of his reported “compensation” comes from dividend equivalents from dividends paid prior to the COVID-19 pandemic. These dividend equivalents are so high because of Mr. Howley’s long tenure with the Company and tendency to hold his options for a long period, rather than exercise, due to his confidence in the Company’s performance. As a reminder, the Company does not view dividend equivalent payments as compensation and sets compensation exclusive of the impact of dividends and makes dividend decisions exclusive of the compensatory impact.

Grants of Plan Based Awards in Last Fiscal Year

The following table sets forth information concerning options granted and short term cash incentive award targets set in fiscal 2020 to the named executive officers.

Name	Grant Date	Estimated Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	Estimated Future Payouts Under Equity Incentive Plan Awards				Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards
			Threshold (#)(2)	Target (#)(3)	Maximum (#)
Kevin Stein	11/15/2019	1,406,250	12,500	50,000	50,000	(4)	559.78	7,460,000
Michael Lisman	11/15/2019	428,000	--	--	--			--
W. Nicholas Howley	11/15/2019	1,814,810	16,185	64,743	64,743	(5)	559.78	9,659,656
	11/15/2019		5,893	23,573	23,573	(6)	559.78	3,517,092
Robert Henderson	11/15/2019	636,000	4,196	16,787	16,787	(7)	559.78	2,504,620
Jorge Valladares	11/15/2019	520,000	8,875	35,500	35,500	(8)	559.78	5,296,600

(1)

Represents target amount of annual cash incentive. The annual incentive plan is described in detail and actual amounts awarded are disclosed on pages 34-35. Actual amounts paid under the incentive plan are disclosed in the Summary Compensation Table on page 40. Even though their target amounts are denominated in dollars, Mr. Howley and Mr. Henderson received their annual “cash” incentives for 2020 in options in accordance with their employment agreements.

(2)

Calculated to represent the amount that would vest if the minimum AOPs (as hereinafter defined) or other criteria were met in the applicable years. If the AOP or other criteria is between the amount required to vest the minimum annual amount and the amount required to vest the maximum annual amount, the percent of options that vest will be determined by linear interpolation. Any options that do not vest in because of a shortfall in AOP or other criteria may vest in the following year if there is an excess of AOP in such year. In addition, any excess AOP in a year may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once. As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) pro forma EBITDA As Defined and (ii) an acquisition-weighted multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares.

(3)	Target amounts are not established under the grant, but are disclosed at the maximum amount. Actual amounts could be lower if annual or cumulative performance requirements are not met.

(4)

Represents options that vest as follows: 25% if the minimum performance criteria is met in 2024 and 100% if the maximum performance criteria is met in 2024. Performance criteria was modified from the original grant in light of the COVID-19 pandemic’s impact on the Company’s performance and projected performance. Performance criteria is expected to be established in November 2021 based on cumulative AOP growth from fiscal 2021.

(5)

Represents options that vest as follows: 10% if the AOP is at least $242.19 and 40% if the AOP is at least $259.55 per diluted share on September 30, 2020 (as of September 30, 2020, the AOP was $187.97 but the Committee allowed 40% of options to vest anyway), 5% if EBITDA As Defined Margin is at least 40% and 20% if EBITDA As Defined Margin is at least 44%, plus 5% if EBITDA As Defined is at least $1,850 million and 20% if EBITDA As Defined is at least $2,150 million as of September 30, 2021 and 5% if the minimum performance criteria is met and 20% if the maximum performance criteria is met on September 30, 2022. Performance criteria was modified from the original grant in light of the COVID-19 pandemic’s impact on the Company’s performance and projected performance. Performance criteria is expected to be established in November 2021 based on cumulative AOP growth from fiscal 2021.

(6)

Represents options granted in lieu of calendar 2020 salary and fiscal 2019 bonus that vest as follows: 20% if the AOP is at least $242.19 and 80% if the AOP is at least $259.55 per diluted share on September 30, 2020 (as of September 30, 2020, the AOP was $187.97 but the Committee allowed 80% of options to vest anyway) and 2.5% if EBITDA As Defined Margin is at least 40% and 10% if EBITDA As Defined Margin is at least 44%, plus 2.5% if EBITDA As Defined is at least $1,850 million and 10% if EBITDA As Defined is at least $2,150 million as of September 30, 2021. Performance criteria was modified from the original grant in light of the COVID-19 pandemic’s impact on the Company’s performance and projected performance.    Amount shown is net of the amount forfeited by Mr. Howley in October 2020 due to the impact of the COVID-19 pandemic; options forfeited were valued at $381,049.

(7)

Represents options granted in lieu of calendar 2020 salary and fiscal 2019 bonus that vest as follows: 40% immediately, 10% if the AOP is at least $242.19 and 40% if the AOP is at least $259.55 per diluted share on September 30, 2020 (as of September 30, 2020, the AOP was $187.97 but the Committee allowed 40% of options to vest anyway) and 2.5% if EBITDA As Defined Margin is at least 40% and 10% if EBITDA As Defined Margin is at least 44%, plus 2.5% if EBITDA As Defined is at least $1,850 million and 10% if EBITDA As Defined is at least $2,150 million as of September 30, 2021. Performance criteria was modified from the original grant in light of the COVID-19 pandemic’s impact on the Company’s performance and projected performance.

(8)

Represents options that vest as follows: 5% if the AOP is at least $242.19 and 20% if the AOP is at least $259.55 per diluted share on September 30, 2020 (as of September 30, 2020, the AOP was $187.97 but the Committee allowed the 20% of options to vest anyway), 2.5% if EBITDA As Defined Margin is at least 40% and 10% if EBITDA As Defined Margin is at least 44%, plus 2.5% if EBITDA As Defined is at least $1,850 million and 10% if EBITDA As Defined is at least $2,150 million as of September 30, 2021, and 5% if minimum performance criteria is met and 20% if maximum performance criteria is met at each of September 30, 2022, 2023 and 2024. Performance criteria for 2021 was modified from the original grant in light of the COVID-19 pandemic’s impact on the Company’s performance and projected performance. Performance criteria for 2022 – 2024 is expected to be established in November 2021 based on cumulative AOP growth from fiscal 2021.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options and restricted stock subject to forfeiture as of September 30, 2020 with respect to the named executive officers.

Name	Number of Securities Underlying Unexercised Options that are Exercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Kevin Stein	158,400	--	(1)	191.79	11/13/2024
	35,500	35,500	(2)	269.42	11/10/2026
	128,100	85,400	(3)	324.38	4/25/2028
	--	50,000	(4)	559.78	11/15/2029
Michael Lisman	3,200	--		217.70	1/20/2026
	--	1,100	(5)	284.97	11/8/2027
	4,860	3,240	(3)	303.90	1/24/2028
	48,000	72,000	(6)	347.17	11/5/2028
W. Nicholas Howley (7)	253,000	--		130.09	11/19/2022
	156,190	--		191.79	11/13/2024
	133,517	--		226.34	11/6/2025
	45,912	--		230.72	12/10/2025
	41,888	--		269.42	11/10/2026
	116,786	--		269.42	11/10/2026
	119,884	--		284.97	11/8/2027
	42,571	--		284.97	11/8/2027
	75,092	18,772	(8)	347.17	11/5/2028
	33,484	--		347.17	11/5/2028
	25,897	38,846	(9)	559.78	11/15/2029
	18,859	4,714	(10)	559.78	11/15/2029
Robert Henderson	132,000	--		191.79	11/13/2024
	22,000	22,000	(2)	269.42	11/10/2026
	8,500	--		250.79	12/14/2026
	--	17,000	(5)	284.97	11/8/2027
	13,854	--		284.97	11/8/2027
	710	--		273.81	12/27/2017
	--	60,000	(11)	347.17	11/5/2028
	21,162	--		347.17	11/5/2028
	30,000	20,000	(12)	476.81	4/25/2029
	13,486	3,301	(13)	559.78	11/15/2029
Jorge Valladares (7)	62,000	--		148.45	11/15/2023
	45,000	--		226.34	11/6/2025
	--	65,000	(5)	284.97	11/8/2027
	24,400	36,600	(6)	347.17	11/5/2028
	3,400	5,100	(6)	476.81	4/25/2029
	7,100	28,400	(14)	559.78	11/15/2029

(1)

As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) pro forma EBITDA As Defined and (ii) an acquisition-weighted multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares. If the AOP (as hereinafter defined) or EAOP (as defined in footnote (12)) is between the amount required to vest the minimum annual amount and the amount required to vest the maximum annual amount, the percent of options that vest will be determined by linear interpolation. Any options that do not vest in because of a shortfall in AOP or EAOP may vest in the following year if there is an excess of AOP or EAOP in such year. In addition, any excess AOP or EAOP in a year may be carried forward in the following two years to make up deficiencies in AOP or EAOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP or EAOP be used more than once. AOP targets have been adjusted for dividends paid during the vesting period. EAOP targets have not been so adjusted.

(2)	Remaining unvested options vest as follows: 12.5% of the total award if the AOP is at least $82.78 and 50% of the total award if the AOP is at least $138.27 per diluted share on September 30, 2021.

(3)

Remaining unvested options vest as follows: 5% of the total award if the AOP is at least $115.51 and 20% of the total award if the AOP is at least $163.49 per diluted share on September 30, 2021 and 5% of the total award if the AOP is at least $127.06 and 20% of the total award if the AOP is at least $192.10 per diluted share on September 30, 2022.

(4)

Options vest as follows: 25% if the minimum performance criteria is met in 2024 and 100% if the maximum performance criteria is met in 2024. Performance criteria was modified from the original grant in light of the COVID-19 pandemic’s impact on the Company’s performance and projected performance. Performance criteria is expected to be established in November 2021 based on cumulative AOP growth from fiscal 2021.

(5)

Options vest as follows: 12.5% if the AOP is at least $115.51 and 50% if the AOP is at least $163.49 per diluted share on September 30, 2021 and 12.5% if the AOP is at least $127.06 and 20% if the AOP is at least $192.10 per diluted share on September 30, 2022.

(6)

Remaining unvested options vest as follows: 5% of the total award if the AOP is at least $156.34 and 20% of the total award if the AOP is at least $197.28 per diluted share on September 30, 2021, 5% of the total award if the AOP is at least $171.97 and 20% of the total award if the AOP is at least $231.81 per diluted share on September 30, 2022 and 5% of the total award if the AOP is at least $189.17 and 20% of the total award if the AOP is at least $272.37 per diluted share on September 30, 2023.

(7)	All options for Mr. Howley expiring prior to 2026 are owned by Mr. Howley’s family trust. 12,600 of the options from Mr. Valladares’ grant expiring on November 6, 2025 are held in a family trust.

(8)	Remaining unvested options vest as follows: 5% of the total award if the AOP is at least $156.34 and 20% if the AOP is at least $197.28 per diluted share on September 30, 2021.

(9)

Remaining unvested options vest as follows: 5% of the total award if EBITDA As Defined Margin is at least 40% and 20% of the total award if EBITDA As Defined Margin is at least 44%, plus 5% if EBITDA As Defined is at least $1,850 million and 20% if EBITDA As Defined is at least $2,150 million as of September 30, 2021 and 5% of the total award if the minimum performance criteria is met and 20% of the total award if the maximum performance criteria is met on September 30, 2022. Performance criteria was modified from the original grant in light of the COVID-19 pandemic’s impact on the Company’s performance and projected performance. Performance criteria is expected to be established in November 2021 based on cumulative AOP growth from fiscal 2021.

(10)

Remaining unvested options vest as follows: 2.5% of the total award if EBITDA As Defined Margin is at least 40% and 10% of the total award if EBITDA As Defined Martin is at least 44%, plus 2.5% of the total award if EBITDA As Defined is at least $1,850 million and 10% of the total award if EBITDA As Defined is at least $2,150 million as of September 30, 2021. Performance criteria was modified from the original grant in light of the COVID-19 pandemic’s impact on the Company’s performance and projected performance.

(11)

Options vest as follows: 12.5% if the AOP is at least $171.97 and 50% if the AOP is at least $231.81 per diluted share on September 30, 2022 and 12.5% if the AOP is at least $189.17 and 50% if the AOP is at least $272.37 per diluted share on September 30, 2023.

(12)

Options vest based on the performance of the acquired Esterline businesses. As used herein, “EAOP” means the ratio of (1) the excess of (a) EBITDA of the businesses acquired in the Esterline acquisition times 12.5, as adjusted for the weighted EBITDA multiple of divestitures over (b) the full cash flow impact of the following items: EBITDA, imputed interest expense, other cash expenses not captured in EBITDA, including any non-recurring start-up or restructuring expenses, net working capital investment, capital expenditures, taxes, proceeds from divestitures net of fees and tax charges arising from the transaction, divestiture expenses, cash pension funding payments and any other transactions necessary to accurately reflect the business growth to (2) 30.0 million. Remaining unvested options vest as follows: 10% of the total award if the EAOP is at least $76.61 and 40% of the total award if the EAOP is at least $90.53 on September 30, 2021.

(13)

Remaining options vest as follows: 2.5% if EBITDA As Defined Margin is at least 40% and 10% if EBITDA As Defined Margin is at least 44%, plus 2.5% if EBITDA As Defined is at least $1,850 million and 10% if EBITDA As Defined is at least $2,150 million as of September 30, 2021. Performance criteria was modified from the original grant in light of the COVID-19 pandemic’s impact on the Company’s performance and projected performance.

(14)

Remaining options vest as follows: 2.5% if EBITDA As Defined Margin is at least 40% and 10% if EBITDA As Defined Margin is at least 44%, plus 2.5% if EBITDA As Defined is at least $1,850 million and 10% if EBITDA As Defined is at least $2,150 million as of September 30, 2021, and 5% if minimum performance criteria is met and 20% if maximum performance criteria is met at each of September 30, 2022, 2023 and 2024. Performance criteria for 2021 was modified from the original grant in light of the COVID-19 pandemic’s impact on the Company’s performance and projected performance. Performance criteria for 2022 – 2024 is expected to be established in November 2021 based on cumulative AOP growth from fiscal 2021.

Option Exercises in Last Fiscal Year

The following table sets forth information with respect to the number of shares acquired by the named executive officers upon exercise of options and the value realized through such exercise during fiscal 2020.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Kevin Stein	29,700	10,613,951

W. Nicholas Howley	264,142	120,861,550

Michael Lisman	—	—

Robert Henderson	50,000	20,046,475

Jorge Valladares	20,750	9,498,825

Potential Payments Upon Termination or Change in Control

All of the named executive officers have severance benefits governed by their employment agreements.

Termination Payments for Kevin Stein, President and Chief Executive Officer

Pursuant to the terms of his employment agreement, if Mr. Stein is terminated for cause (as defined in his agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2020, Mr. Stein had no unpaid but accrued salary and benefits. If Mr. Stein is terminated for death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in the agreement and described under “Employment Agreements” below), he will receive (a) two times his annual salary, (b) two times the greater of (i) all bonuses paid or payable to Mr. Stein for the fiscal year immediately prior to the date of termination or (ii) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination.

Thus, if Mr. Stein had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2020, he would have received approximately $5,781,113 in base salary, bonus and benefits.

In addition, Mr. Stein’s stock option grants have provisions with regard to post-employment vesting. If Mr. Stein’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)

During the second fiscal year after date of grant	20%

During the third fiscal year after date of grant	40%

During the fourth fiscal year after date of grant	60%

During the fifth fiscal year after date of grant	80%

After the fifth fiscal year after date of grant	100%
(1)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Thus, if Mr. Stein had died, become disabled, been terminated by the Company without cause, or had resigned from his employment for good reason on September 30, 2020, 60% of his November 2016 grant, 40% of his April 2018 grant and none of his November 2019 grant would have been permitted to vest in accordance with their terms.

The Company’s equity plans have provisions for accelerated vesting in certain circumstances on a change in control. If a change in control had occurred on September 30, 2020, Mr. Stein would have had 170,900 options vest, with a realized value of $20,175,546 (assuming the change in control price was $475.12, representing the closing price of the Company’s stock on the NYSE on September 30, 2020).

Termination Payments for W. Nicholas Howley, Executive Chairman

Pursuant to the terms of his employment agreement, if Mr. Howley is terminated for cause (as defined in his agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2020, Mr. Howley had no unpaid but accrued salary and benefits. If Mr. Howley is terminated for death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in the agreement and described under “Employment Agreements” below), he will receive (a) two times his annual salary, but if Mr. Howley resigns for good reason because he is not re-elected to the Board, Mr. Howley will receive only one times his salary, (b) two times the greater of (i) all bonuses paid or payable to Mr. Howley for the fiscal year immediately prior to the date of termination or bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, but if Mr. Howley resigns for good reason because he is not re-elected to the Board, Mr. Howley will receive only one times his bonus amount, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. After Mr. Howley retires, the Company has agreed to pay for a Medicare supplement policy and supplemental medical reimbursement coverage for Mr. Howley and his wife and to pay for the services of a consultant in assisting with coverage issues.

Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2020, he would have received approximately $6,959,176 in base salary, bonus and benefits, except that if Mr. Howley’s resignation for good reason was because he was not re-elected to the Board, he would have received approximately $3,873,999 in base salary, bonus and benefits.

Mr. Howley’s stock option agreement of November 2018 granting him 93,864 options vesting in 2019-2021 and his stock option agreement of November 2019 granting him 64,743 options vesting in 2020-2022 have provisions with regard to post-employment vesting. If Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)

During the second fiscal year after date of grant	40%

During the third fiscal year after date of grant	80%

During the fourth fiscal year after date of grant	100%
(1)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria are met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Mr. Howley’s stock option agreement of November 2019 granting him 23,573 options vesting in 2020-2021 have provisions with regard to post-employment vesting. If Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)

During the second fiscal year after date of grant	80%

After the second fiscal year after date of grant	100%
(2)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria are met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason or retired on September 30, 2020, 40% of his November 2018 options and none of his November 2019 options would have been eligible to continue to vest in accordance with their terms.

The Company’s equity plans have provisions for accelerated vesting in certain circumstances on a change in control. If a change in control had occurred on September 30, 2020, Mr. Howley would have had 62,332 options vest, with a realized value of $2,401,877 (assuming the change in control price was $475.12 the closing price of the Company’s stock on the NYSE on September 30, 2020).

Termination Payments for Other Named Executive Officers

Pursuant to the terms of their respective employment agreements, if Mr. Lisman, Mr. Henderson or Mr. Valladares is terminated for cause (as defined in the applicable agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2020, none of Mr. Lisman, Mr. Henderson or Mr. Valladares had unpaid but accrued base salary or benefits. If Mr. Lisman is terminated by reason of death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in his agreement and described under “Employment Agreements” below), he will receive 1.25 times his annual salary, (b) 1.25 times the greater of (i) all bonuses paid or payable to him for the fiscal year immediately prior to the date of termination or (ii) the target bonus for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 15 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. If Mr. Henderson or Mr. Valladares is terminated by reason of death or disability (as defined in each agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in each agreement and described under “Employment Agreements” below), he will receive, after 90 days’ notice in the case of termination without cause, (a) one times his annual salary, (b) one times the greater of (i) all bonuses paid or payable to the executive for the fiscal year immediately prior to the date of termination or (ii) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. If any of the aforementioned named executive officers had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2020, they would have received the following amounts in base salary, bonus and benefits:

Name	Potential Payout Upon Termination ($)

Michael Lisman	1,688,750

Jorge Valladares	1,363,402

Robert Henderson	1,452,616

In addition, the option grant in November 2018 for Mr. Lisman, the option grants in November 2016, November 2017, November 2018, April 2019 and November 2019 for Mr. Henderson and the option grants in November 2017, November 2018, April 2019 and November 2019 for Mr. Valladares have post-employment vesting provisions similar to those described above for Mr. Stein’s grants. If Mr. Lisman had died, become disabled, been terminated by the Company without cause or resigned his employment for good reason on September 30, 2020, 20% of his options would have been eligible to continue to vest in accordance with their terms. If Mr. Henderson had died, become disabled, been terminated by the Company without cause, had resigned from his employment for good reason or retired on September 30, 2020, 60% of his November grant, 40% of his November 2017 grant, 20% of his November 2018 and April 2019 grants and none of his November 2019 grant would have been permitted to vest in accordance with their terms; and if Mr. Valladares had died, become disabled, been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2020, 40% his November 2017 grant, 20% of his November 2018 and April 2019 grants and none of his November 2019 grant would have been permitted to vest in accordance with their terms.

The Company’s equity plans have provisions for accelerated vesting in certain circumstances on a change in control. If a change in control had occurred on September 30, 2020, Messrs. Lisman, Henderson and Valladares would have had 76,340, 142,357, and 135,100 options, respectively, vest, with a realized value of $9,976,318, $15,434,950, and $17,042,720, respectively (assuming the change in control price was $475.12, the closing price of the Company’s stock on the NYSE on September 30, 2020).

In sum, had a change in control or termination for the various reasons set forth below occurred on September 30, 2020, the named executive officers would have been entitled to receive the following aggregate amounts:

Name	Change in Control ($) (1)	Termination for Cause ($)	Termination Without Cause ($) (2)	Termination for Death/ Disability ($)	Voluntary Termination for Good Reason ($)		Voluntary Termination without Good Reason ($) (2)
Kevin Stein	20,175,546	--	5,781,113	5,781,113	5,781,113		--
W. Nicholas Howley	2,401,877	--	6,959,176	6,959,176	6,959,176	(3)	788,822
Michael Lisman	9,976,318	--	1,668,750	1,668,750	1,668,750		--
Jorge Valladares	17,042,720	--	1,363,402	1,363,402	1,363,402		--
Robert Henderson	15,434,950	--	1,452,616	1,452,616	1,452,616		--

(1)

Amounts assume that the named executive officer was not terminated in connection with the change in control. If the named executive was terminated without Cause in connection with a change in control, his compensation would also include amounts listed in the column for Termination Without Cause.

(2)	For Mr. Howley, treated as a retirement, in which Mr. Howley would receive continued health care coverage pursuant to his employment agreement.

(3)	If Mr. Howley resigned for good reason because he was not re-elected to the Board of Directors, he would receive only $3,873,999.

2020 CEO Pay Ratio

The SEC requires us to disclose the annual total compensation of each of Mr. Stein (our Chief Executive Officer) and our median employee, as well as the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Summary Compensation Table). The values are as follows for 2020, our last completed fiscal year:

•	Mr. Stein’s annual total compensation—$22,060,463

•	Our median employee’s annual total compensation—$52,202

•	Ratio of Mr. Stein’s annual total compensation to our median employee’s annual total compensation—423:1

In determining our median employee, we chose September 30, 2020, the date of our last completed fiscal year. As of this date, we employed 15,900 persons in 18 countries. Consistent with SEC requirements, we reviewed our global employee population as of September 30, 2020 to prepare the pay ratio analysis. Our median employee was selected using total cash compensation (base salary, including overtime, and cash incentive compensation, where applicable), which was consistently applied across our entire global employee population for the fiscal year (excluding our CEO). In determining our median employee, we did not use any of the exemptions permitted under SEC rules. Similarly, we did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments) or estimates (e.g., statistical sampling) to identify our median employee or determine annual total compensation or any elements of annual total compensation for our median employee or Mr. Stein. Once we identified our median employee, we re-calculated such employee’s annual total compensation consistent with the summary compensation table for purposes of determining the ratio of Mr. Stein’s annual total compensation to such employee’s total compensation.

Employment Agreements

Employment Agreement with Mr. Stein, President and Chief Executive Officer

On commencement of his employment in October 2014, Mr. Stein entered into an employment agreement with the Company to serve as Chief Operating Officer of the Company. The agreement,

pursuant to which Mr. Stein currently serves as Chief Executive Officer, was most recently amended in April 2018. Unless earlier terminated by the Company or Mr. Stein, the current term of Mr. Stein’s employment agreement expires on October 1, 2024. The agreement does not have a provision for renewal.

Under the terms of the agreement, Mr. Stein’s annual base salary is $1,125,000 per annum for calendar year 2020 and may be increased but not decreased. In addition, Mr. Stein is entitled to participate in the Company’s annual cash incentive plan with a target bonus of 125% of his base salary.

Mr. Stein’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date and any unreimbursed expenses. If Mr. Stein’s employment is terminated:

•	without cause (as defined in the employment agreement),

•	due to his death or disability (as defined in the employment agreement), or

•

by Mr. Stein for certain enumerated good reasons, which include: (i) a material diminution in Mr. Stein’s title, duties or responsibilities (including reporting responsibilities), without his prior written consent; (ii) a reduction of Mr. Stein’s aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent; (iii) the Company requires Mr. Stein, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio; (iv) the Company’s refusal to amend the agreement to extend the term or any renewal thereof at least one year or enter into a new agreement with Mr. Stein on substantially similar terms without providing Mr. Stein with severance benefits comparable to those in the agreement; or (v) any material breach of the agreement by the Company, then the Company will pay Mr. Stein (a) two times his annual salary, (b) two times the greater of (i) all bonuses paid or payable to Mr. Stein for the fiscal year immediately prior to the date of termination or (ii) target bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination.

During the term of Mr. Stein’s employment and following any termination of his employment, for a period of 24 months, Mr. Stein will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. and from rendering services to any person or entity designed to assist such person or entity to acquire a business that the Company has pursued or had demonstrable plans to pursue as an acquisition target within 24 months prior to Mr. Stein’s termination. In addition, during the term of his employment and for the two-year period following the termination of Mr. Stein’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, Mr. Stein is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as Mr. Stein is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

Employment Agreement with Mr. Howley, Executive Chairman

Mr. Howley has been a party to an employment agreement with TransDigm Inc. or TransDigm Group Incorporated since 2003. The agreement, pursuant to which Mr. Howley serves as Executive Chairman of the Company, was most recently amended and restated in April 2018. Unless earlier terminated by the Company or Mr. Howley, the current term of Mr. Howley’s employment agreement expires on September 30, 2024 and anticipates a transition to Chairman with reduced responsibilities in 2022. The agreement does not have a provision for renewal.

Under the terms of the agreement, Mr. Howley’s annual base salary is $1,451,848 for calendar year 2020, $1,538,959 for calendar year 2021, $1,631,297 for calendar year 2022, $864,587 for calendar year 2023 and $916,463 for calendar year 2024. Mr. Howley will receive $7,000 of that amount in cash to cover his employee co-premiums for health benefits and related taxes. The remainder of the base salary will be paid by the issuance of performance-vesting options in lieu of cash as determined in accordance with the following sentence. The number of options will be determined by taking the applicable salary minus $7,000 times 1.375 and then using the amount derived from that calculation as the value of the option award. The number of options will be determined on a Black Scholes basis (using consistent application of the assumptions used by the Company in calendar 2014 when the prior employment agreement was executed, other than the price of the stock), and valued using the average closing prices for the 45 trading days immediately prior to the grant date. In addition, Mr. Howley is entitled to participate in the Company’s annual cash incentive plan with a target bonus of 125% of his base salary but the annual incentive will be paid by the issuance of performance-based options in lieu of cash as determined in an identical manner as the manner in which the number of options in lieu of salary is determined.

For options granted in lieu of cash salary and bonus, the performance vesting criteria for the options will be no less favorable than the performance vesting criteria used by the Company for options granted in fiscal 2016 and 2017, except that Mr. Howley has agreed to forego the alternate vesting provision commencing in 2021. The options granted in fiscal 2020 will vest, to the extent the performance criteria is met, 80% at completion of the first fiscal year after the grant and 20% after the second fiscal year after the date of grant; and the options granted in fiscal 2021, 2022 and 2023 will vest, to the extent the performance criteria is met, 100% at completion of the first fiscal year after the grant. These options will include provisions with regard to post-employment vesting upon termination of employment by reason of death, disability, good reason, without cause or retirement (each as defined in the employment agreement). For more detail see “Potential Payments Upon Termination or Change in Control—Termination Payments for W. Nicholas Howley, Executive Chairman” on pages 46-47. Mr. Howley may elect one time during the term of the employment agreement not to continue to receive equity in lieu of his cash compensation and to receive his salary and annual incentive in cash for the remainder of the term of the agreement.

Mr. Howley’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date and any unreimbursed expenses. If Mr. Howley’s employment is terminated:

•	without cause (as defined in the employment agreement),

•	due to his death or disability (as defined in the employment agreement), or

•	by Mr. Howley for certain enumerated good reasons, which include: (i) a material diminution in Mr. Howley’s title, duties or responsibilities (including reporting responsibilities), without his prior written consent; (ii) Mr. Howley is not re-elected to the Board; (iii) the Company requires Mr. Howley, without his prior written consent, to be based at any specific office or location; (v) any material breach of the agreement by the Company; or (v) there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change, then the Company will pay Mr. Howley (a) two times his annual salary minus an amount equal to the portion of annual base salary for the remainder of the calendar year in which the termination occurs that has already been included in the grant of options, but if Mr. Howley resigns for good reason because he was not re-elected to the Board, the Company will pay only one times his salary, (b) two times the greater of (i) all bonuses paid or payable to Mr. Howley for the fiscal year immediately prior to the date of termination or (ii) target bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, but if Mr. Howley resigns for good reason because he was not re-elected to the Board, the Company will pay only one times his bonus amount, the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. After Mr. Howley retires, the Company has agreed to pay for a Medicare supplemental policy and supplemental medical reimbursement coverage for Mr. Howley to the extent necessary to conform to the Company’s coverage amounts, less the amount of any Company employee portion of the premium under the Company’s self-insurance program as if Mr. Howley were covered under those benefit plans. The Company also agreed to retain a health insurance consultant to assist Mr. Howley in evaluating coverage and handling the administrative burden of the Medicare and insurance enrollment process and managing claims issues.

The agreement also provides that Mr. Howley will receive annual grants of a number of options valued at $12,589,475 in fiscal 2020, $13,030,107 in fiscal 2021, $13,486,160 in fiscal 2022, $6,979,088 in fiscal 2023 and $7,223,356 in fiscal 2024 on a Black Scholes basis (using consistent application of assumptions used by the Company in calendar 2014, other than stock price), increasing annually by 3.5%. The performance vesting criteria for the options shall be no less favorable than the performance vesting criteria used by the Company for options granted in fiscal 2016 and 2017, except that Mr. Howley has agreed to forego the alternate vesting provision commencing in 2021. The options granted in 2020 and 2021 vest 40% at completion of the first fiscal year following grant, 40% at completion of the second year following grant and 20% at completion of the third year following grant. The options granted in 2022, 2023 and 2024 vest 50% at completion of the first fiscal year following grant and 50% at completion of the second year following grant. These options will include provisions with regard to post-employment vesting upon termination of employment by reason of death, disability, good reason, without cause or retirement (each as defined in the agreement). For more detail see “Potential Payments Upon Termination or Change in Control—Termination Payments for W. Nicholas Howley, Executive Chairman” on pages 46-47.

During the term of Mr. Howley’s employment and following any termination of his employment, for a period of 24 months, Mr. Howley will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. and from rendering services to any person or entity designed to assist such person or entity to acquire a business that the Company has pursued or had demonstrable plans to pursue as an acquisition target within 24 months prior to Mr. Howley’s termination. In addition, during the term of his employment and for the two-year period following the termination of Mr. Howley’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, Mr. Howley is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as Mr. Howley is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

Employment Agreements with Other Named Executive Officers

Mr. Lisman entered into an employment agreement with the Company on July 27, 2018 on his promotion to Chief Financial Officer. Unless earlier terminated by the Company or Mr. Lisman the term of his agreement extends until December 31, 2023, with no automatic right of renewal.

Mr. Henderson entered into an employment agreement with the Company on February 24, 2011. The agreement was amended several times, most recently in November 2018. Mr. Henderson currently serves as Vice Chairman of the Company. Unless earlier terminated by the Company or Mr. Henderson the term of his agreement extends until December 31, 2021. The agreement has no automatic right of renewal.

Mr. Valladares entered into an employment agreement with the Company on October 28, 2013, which has been amended most recently on July 30, 2018. Mr. Valladares currently serves as Chief Operating Officer. Unless earlier terminated by the Company or Mr. Valladares the term of his agreement extends until October 1, 2023, with no automatic right of renewal.

As of September 30, 2020, Mr. Lisman’s, Mr. Henderson’s and Mr. Valladares’ respective annual base salaries were $535,000, $795,000 (paid in options) and $618,000 and their annual incentive was targeted at 80% of their respective salaries. Under the terms of the employment agreements the annual base salary is subject to annual review but may be increased and not decreased subject to such review. Mr. Henderson receives his base salary and annual incentive primarily in equity.

The employment agreements provide that if Mr. Lisman, Mr. Henderson or Mr. Valladares is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by the Company. In addition, if his employment is terminated:

•	without cause (as defined in his employment agreement)

•

by the executive officer for certain enumerated good reasons, which include: a material diminution in the his title, duties or responsibilities, without his prior written consent; a reduction of his aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent; the Company requires him, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from his current office; or any material breach of this Agreement by the Company; or

•	due to his death or disability (as defined in his employment agreement),

then the Company will pay (a) Mr. Henderson and Mr. Valladares (after 90 days’ notice) one times his annual salary and Mr. Lisman 1.25 times his annual salary, (b) Mr. Henderson and Mr. Valladares one times and Mr. Lisman 1.25 times the greater of (i) all bonuses paid or payable to the executive for the fiscal year immediately prior to the date of termination or (ii) target bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 18 times the monthly cost of the difference between the executive’s employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination.

During the term of each executive officer’s employment and following any termination of his employment, for a period of 12 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, the executive officer will be prohibited from engaging in any business that competes with any business of the Company or any entity owned by TransDigm Inc. In addition, during the term of his employment and for the two-year period following the termination of each executive officer’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, each executive officer is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as the executive officer is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following proposal provides stockholders the opportunity to cast an advisory vote on the Company’s compensation for named executive officers by voting for or against the following resolution. As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee will consider the results of the vote when making future compensation decisions for the Company’s named executive officers.

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “EXECUTIVE COMPENSATION” in this proxy statement.”

The Board of Directors unanimously recommends that you vote FOR approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “EXECUTIVE COMPENSATION” in this proxy statement. Proxies will be voted FOR approval of the proposal unless otherwise specified.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and the Company’s independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained a formal written statement from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered accounting firm all matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended September 30, 2019 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2019 for filing with the Securities and Exchange Commission.

Audit Committee

Sean P. Hennessy, Chairman

Gary E. McCullough

Michele Santana

Robert Small

John Staer

PROPOSAL THREE: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS

Ernst & Young LLP has served as independent registered public accounting firm to the Company since 2004 and is expected to do so for the fiscal year ending September 30, 2021. A representative of Ernst & Young LLP is expected to be present, and available to respond to appropriate questions, at the Annual Meeting and will have an opportunity to make a statement, if desired.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Ernst & Young LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Below are the fees billed to the Company for the 2019 and 2020 fiscal years:

Audit Fees

Ernst & Young billed the Company an aggregate of approximately $9,734,000 in fees for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements and reviews of the consolidated financial statements of the Company included in its quarterly reports during fiscal year ended September 30, 2019 and approximately $7,013,000 during fiscal year ended September 30, 2020.

Audit-Related Fees

Ernst & Young billed the Company an aggregate of approximately $504,000 in fees for audits of pension plans and carve-out financial statements for the fiscal year ended September 30, 2019 and approximately $65,000 for the fiscal year ended September 30, 2020.

Tax Fees

Ernst & Young billed the Company an aggregate of approximately $1,000,000 in fees for professional services rendered for the fiscal year ended September 30, 2020 and approximately $705,000 for the fiscal year ended September 30, 2019. Such services principally included assistance and consultation provided to the Company in connection with tax compliance.

All Other Fees

Ernst & Young billed the Company $28,000 in fees for non-audit services related to an agreed-upon procedures report during the fiscal year ended September 30, 2019 and $15,000 during fiscal year ended September 30, 2020.

Audit Committee Pre-Approval Policy

The Audit Committee must pre-approve any audit or permissible non-audit services. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All non-audit services were preapproved by the Audit Committee.

The Board of Directors unanimously recommends that stockholders vote FOR ratification of the selection of Ernst & Young LLP as the Company’s independent accountant for the fiscal year 2021. Proxies will be voted FOR approval of the proposal unless otherwise specified.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and representations from executive officers and directors that no other reports were required, except as previously disclosed, during the fiscal year ended September 30, 2020, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with. After the fiscal year, Kevin Stein, the Company’s Chief Executive Officer exercised options and sold shares on December 17, 2020 but the Form 4 was inadvertently filed one day late on December 22, 2020.

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

If a stockholder wants to submit, in accordance with SEC Rule 14a-8, a proposal for inclusion in our Proxy Statement and form of proxy for presentation at the Company’s 2022 Annual Meeting of Stockholders, the proposal must be provided in the manner set forth in SEC Rule 14a-8 and received by the Company at our principal executive offices at the address below by October 8, 2021. If a stockholder wants to propose any matter for consideration of the stockholders at the 2022 Annual Meeting of Stockholders other than a matter brought pursuant to SEC Rule 14a-8, our Bylaws require the stockholder to notify our Secretary in writing at the Company’s principal executive offices (address listed below) on or after December 18, 2021 and on or before January 17, 2022. If a shareholder submits a proposal after January 17, 2022, the proxies designated by the Board may exercise their discretionary voting authority with respect to any such proposal, without our discussing the proposal in our proxy materials.

The Company’s bylaws provide certain procedures that a stockholder must follow to nominate persons for election as directors. These procedures provide that nominations for director must be submitted in writing to the Secretary of the Company at its principal executive offices. The Company must receive the notice of a stockholder’s intention to introduce a nomination at the Company’s 2022 Annual Meeting of Stockholders between November 18, 2021 and December 18, 2021.

In addition, the Company’s bylaws provide proxy access to eligible stockholders. The proxy access bylaw provides that a stockholder, or group of up to 20 stockholders, that owns 3% or more of the Company’s outstanding common stock continuously for at least three years may submit director nominees for up to the greater of two directors or 20% of the Board seats provided that the stockholder and nominees satisfy the requirements specified in Article III, Section 4 of our bylaws (a “proxy access director nomination”). A stockholder’s notice of a proxy access director nomination must be delivered to the Company at its principal executive offices no earlier than September 8, 2021 and no later than October 8, 2021.

The specific requirements and procedures for shareowner proposals, director nominations and proxy access director nominations are set forth in our bylaws. The Company reserves the right to reject, rule out of order, or to take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Notices of intention to present proposals or nominate directors at the 2022 Annual Meeting, and all supporting materials required by our bylaws, must be submitted to: TransDigm Group Incorporated, c/o Secretary, 1301 East 9th St., Suite 3000, Cleveland, OH 44114.

HOUSEHOLDING

The SEC permits a single set of annual report and proxy statement to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy form. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions. If any beneficial stockholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should provide such instructions to the Company by calling Investor Relations at (216) 706-2945, or by writing to Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114.

OTHER MATTERS

If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors,” in favor of the proposal to approve the compensation paid to the Company’s named executive officers and in favor of ratification of the selection of Ernst & Young as the Company’s independent accountants. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

By order of the Board of

Directors,

HALLE FINE TERRION

Secretary

TRANSDIGM GROUP INCORPORATED THE TOWER AT ERIEVIEW 1301 EAST 9TH STREET, STE 3000 CLEVELAND, OH 44114

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on March 17, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on March 17, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D30939-P48538	KEEP THIS PORTION FOR YOUR RECORDS

   — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRANSDIGM GROUP INCORPORATED		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of Directors
Nominees:
	01) David Barr	07) Gary E. McCullough
	02) Mervin Dunn	08) Michele Santana
	03) Michael Graff	09) Robert Small
	04) Sean Hennessy	10) John Staer
	05) W. Nicholas Howley	11) Kevin Stein
06) Raymond Laubenthal
The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2.	To approve (in an advisory vote) compensation paid to the Company’s named executive officers.				☐	☐	☐
3.	To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending September 30, 2021.				☐	☐	☐

NOTE: In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

D30940-P48538

TRANSDIGM GROUP INCORPORATED

Annual Meeting of Stockholders

March 18, 2021 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Kevin Stein and Michael Lisman, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all shares of common stock of TransDigm Group Incorporated held of record by the undersigned on January 27, 2021 at the Annual Meeting of Stockholders to be held on March 18, 2021, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Stockholders and the related Proxy Statement dated February 5, 2021 is hereby acknowledged.

If no instructions are given, the proxies will vote to elect the director nominees listed in “Election of Directors”, will vote “FOR” Proposal 2 (approval of executive compensation) and Proposal 3 (ratification of the selection of the independent accountants).

Continued and to be signed on reverse side

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 18, 2021.
TRANSDIGM GROUP INCORPORATED	Meeting Information
Meeting Type: Annual Meeting
For holders as of: January 27, 2021
	Date: March 18, 2021	Time: 9:00 AM EDT
Location: 1301 East Ninth Street
TRANSDIGM GROUP INCORPORATED THE TOWER AT ERIEVIEW 1301 EAST 9TH STREET, STE 3000 CLEVELAND, OH 44114	30th Floor
Cleveland, Ohio 44114

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement        2. Annual Report

How to View Online:

Have the information that is printed in the box marked by the arrow      (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                               1) BY INTERNET:         www.proxyvote.com

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Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before March 4, 2021 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow     (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
Nominees:
	01) David Barr	07) Gary E. McCullough
	02) Mervin Dunn	08) Michele Santana
	03) Michael Graff	09) Robert Small
	04) Sean Hennessy	10) John Staer
	05) W. Nicholas Howley	11) Kevin Stein
06) Raymond Laubenthal
The Board of Directors recommends you vote FOR proposals 2 and 3.
2.	To approve (in an advisory vote) compensation paid to the Company’s named executive officers.
3.	To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending September 30, 2021.
NOTE: In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof.